                    AETNA LIFE INSURANCE AND ANNUITY COMPANY
  151 Farmington Avenue, Hartford, Connecticut 06156 Telephone: 1-800-531-4547
                            ALIAC GUARANTEED ACCOUNT
                            CREDITED INTEREST OPTION
                         Prospectus Dated: May 1, 1995
                       As Supplemented on August 18, 1995

This Prospectus describes the ALIAC Guaranteed Account ("Guaranteed Account"), which is a credited interest option available to fund certain variable annuity contracts ("Contracts") issued by Aetna Life Insurance and Annuity Company ("Company"). This Prospectus and the prospectus describing the Contracts ("Contract Prospectus") should both be read thoroughly before investing.

The Contract Prospectus describes the terms and conditions related to an investment in the Contract, including fees and expenses that will be deducted from the funding options (see "Contract Charges"). This Prospectus describes the pertinent information required to evaluate the terms of the Guaranteed Account (see "Description of the ALIAC Guaranteed Account").

Under the terms of the Guaranteed Account, the Company sets various rates of interest ("Guaranteed Rate") for varying lengths of time ("Guaranteed Terms") and designates the period of time during which investments can be made ("Deposit Period") at those rates and terms. A Certificate Holder electing the Guaranteed Account can designate amounts to be invested in any Guaranteed Term during the Deposit Period and will receive the Guaranteed Rate for that term. Amounts invested in the Guaranteed Account can come from the Certificate Holder's Net Purchase Payments for the Contract or by transferring amounts accumulated by the Certificate Holder under other funding options under the Contract. There is no minimum amount required if investments come from Net Purchase Payments; however, the Certificate Holder must meet Contract minimums (see the Contract Prospectus). There is a $500 minimum for transfers from other funding options. See "Contributions to the Guaranteed Account." The interest rate declared for a Guaranteed Term is an annual effective yield; that is, it reflects a full year's interest. Interest is credited daily at a rate that will provide the guaranteed annual effective yield over the period of one year assuming reinvestment of all interest (see "Guaranteed Rates"). THE COMPANY CANNOT PREDICT FUTURE LEVELS OF GUARANTEED INTEREST RATES ABOVE THE CONTRACTUALLY GUARANTEED RATE NOR GUARANTEE WHAT SUCH RATES WILL BE UNTIL THEY ARE DECLARED FOR EACH GUARANTEED TERM. THE GUARANTEED RATE WILL BE SET FORTH IN THE CONTRACT PROSPECTUS.

WITHDRAWALS OR TRANSFERS FROM A GUARANTEED TERM PRIOR TO THE END OF THAT GUARANTEED TERM MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. SURRENDER OF ALL OR PART OF THE CONTRACT MAY ALSO BE SUBJECT TO A MARKET VALUE ADJUSTMENT AND A DEFERRED SALES CHARGE (SEE "MARKET VALUE ADJUSTMENT" AND "CONTRACT CHARGES"). UNDER CERTAIN CONDITIONS, THESE ADJUSTMENTS AND CHARGES COULD RESULT IN THE CERTIFICATE HOLDER RECEIVING AN AMOUNT LESS THAN THE AMOUNT PAID INTO THE GUARANTEED ACCOUNT.

Under certain emergency conditions, the Company may defer payment of any amounts requested to be withdrawn from the Guaranteed Account (see "Withdrawals").

The Company intends generally to invest funds received for the Guaranteed Account primarily in fixed income securities.

All of the general assets of the Company, including amounts deposited to the Guaranteed Account, are available to meet the guarantees under the Guaranteed Account. These assets are chargeable with liabilities arising out of other business of the Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.
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                               TABLE OF CONTENTS

                                                                                                        Page
GLOSSARY............................................................................................          3
SUMMARY.............................................................................................          4
DESCRIPTION OF THE ALIAC GUARANTEED ACCOUNT
      General.......................................................................................          5
      Contributions to the Guaranteed Account.......................................................          6
      Purchase Payment..............................................................................          6
      Deposit Period................................................................................          6
      Guaranteed Term...............................................................................          6
      Guaranteed Rates..............................................................................          6
      Establishment of Guaranteed Rates.............................................................          7
      Maturity of a Guaranteed Account..............................................................          7
TRANSFERS...........................................................................................          8
WITHDRAWALS.........................................................................................          8
MARKET VALUE ADJUSTMENT.............................................................................          9
      Deposit Period Yield..........................................................................          9
      Current Yield.................................................................................         10
      MVA Formula...................................................................................         10
MISCELLANEOUS.......................................................................................         10
      Contract Charges..............................................................................         10
      Annuity Period................................................................................         10
      Reinvestment..................................................................................         10
INVESTMENTS.........................................................................................         11
TAX CONSIDERATIONS..................................................................................         12
      Taxation of the Company.......................................................................         12
      Taxation of the Guaranteed Account............................................................         12
THE COMPANY
      History and Business..........................................................................         12
      Life Insurance Segment........................................................................         12
      Financial Services Segment....................................................................         14
      General Account Investments...................................................................         16
      Competition...................................................................................         16
      Employees.....................................................................................         16
      Properties....................................................................................         16
      State Regulation..............................................................................         16
DIRECTORS AND EXECUTIVE OFFICERS....................................................................         18
EXECUTIVE COMPENSATION..............................................................................         19
SECURITY OWNERSHIP OF MANAGEMENT....................................................................         20
EXPERTS.............................................................................................         20
LEGAL PROCEEDINGS...................................................................................         20
LEGAL MATTERS.......................................................................................         20
APPENDIX I..........................................................................................         21
APPENDIX II.........................................................................................         23
SELECTED FINANCIAL DATA.............................................................................         24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS...................................         24
FINANCIAL STATEMENTS................................................................................        F-1

2
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                                    GLOSSARY

In this Prospectus, the following terms have the meanings shown:

ACCOUNT: A record established for each Certificate Holder in a Group Contract to identify Purchase Payments and amounts accumulated that are attributable to the Certificate Holder under the Contract during the Accumulation Period.

AGGREGATE MARKET VALUE ADJUSTMENT AMOUNT: The sum of all Market Value Adjusted amounts calculated due to a withdrawal of funds (for surrender or transfer) from the Guaranteed Account prior to the Maturity Date(s). This total may be a positive or negative figure.

ANNUITY: A series of payments made for life, a definite period or a combination of the two.

ANNUITY PERIOD: The period of time during which annuity payments are made.

CERTIFICATE: The document issued to a Certificate Holder to evidence a Certificate Holder's Account established under a group Contract.

CERTIFICATE HOLDER: A person who has established an Account under a group Contract or the individual Contract Holder of an individual Contract.

CONTRACT: A group or individual variable annuity contract issued by the Company which offers the Guaranteed Account as a funding option.

CONTRACT HOLDER: A person who purchases a Contract.

CONTRACT PROSPECTUS: The prospectus for the Separate Account and the Contracts.

DEPOSIT PERIOD: The period of time during which Net Purchase Payments, transfers and reinvestments are accepted for accumulation under the Guaranteed Account for one or more Guaranteed Terms.

GUARANTEED RATE: The interest rate(s) applicable to a specific Guaranteed Term.

GUARANTEED TERM: The period of time specified by the Company for which Guaranteed Rates are guaranteed on amounts invested during a specific Deposit Period.

HOME OFFICE: The Company's principal executive office located at 151 Farmington Avenue, Hartford, Connecticut 06156.

MARKET VALUE ADJUSTMENT (MVA): An adjustment to the amount withdrawn or transferred from the Guaranteed Account before the Maturity Date. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in the Contract and Certificate. The adjustment is expressed as a percentage of each dollar being withdrawn or transferred.

MATURED TERM VALUE: The value of each Guaranteed Term on its Maturity Date.

MATURITY DATE: The last day of a Guaranteed Term.

MATURITY VALUE TRANSFER PROVISION: A provision allowing a Certificate Holder to transfer an amount to a new Guaranteed Term or another funding option, without a Market Value Adjustment, one time only (see "Maturity of a Guaranteed Term").

NET PURCHASE PAYMENT: The Purchase Payment less premium taxes or commission payments, if applicable.

PURCHASE PAYMENT: The gross payment made to an Account or to an individual Contract.

SEPARATE ACCOUNT: A separate account that buys and holds shares of the Fund(s). Income, gains or losses, realized or unrealized, are credited or charged to the Separate Account without regard to the Company's other income, gains or losses. The Company owns the assets held in the Separate Account and is not a trustee with regard to such amounts. The Separate Account generally is not guaranteed and is held at market value. The assets of the Separate Account, to the extent of reserves and other contract liabilities of the Separate Account, shall not be charged with other Company liabilities.

VARIABLE ANNUITY CONTRACT: An Annuity Contract providing for the accumulation of values, and for annuity payments, which provide varying investment results.

                                                                               3
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                                    SUMMARY

The Guaranteed Account is a guaranteed interest option available as a funding option under certain variable annuity contracts issued by the Company (see "Description of the ALIAC Guaranteed Account--General"). Amounts invested in the Guaranteed Account are credited with interest rates guaranteed by the Company for stated periods of time.

During a Deposit Period, Certificate Holders may direct some or all of their Net Purchase Payment(s) to the Guaranteed Account. There is no minimum amount of payment if the investment comes from a Net Purchase Payment. Transfers of accumulated amounts from other funding options to the Guaranteed Account are also allowed. If a transfer is made to the Guaranteed Account from other Contract funding options, the transferred value may not be less than $500 (see "Contributions to the Guaranteed Account").

The Company will declare the Guaranteed Rate(s) for all available Guaranteed Terms at the start of the Deposit Period for those Guaranteed Terms. These Guaranteed Rate(s) are guaranteed for that Deposit Period and the length of the Guaranteed Term.

Interest is credited daily at a rate that will provide the guaranteed annual effective yield over the period of one year. Guaranteed Rates will never be less than the annual effective rate stated in the Contract and will not be changed for any Guaranteed Term after the start of the Deposit Period (see "Guaranteed Rates").

The Company will send notification of a Guaranteed Term's maturity, along with the current month's Guaranteed Rates and Guaranteed Term, to Certificate Holders with funds in the Guaranteed Account. This notification is sent at least 18 days prior to the Maturity Date. Certificate Holders may obtain information concerning available Deposit Periods, Guaranteed Rates, and Guaranteed Terms through the use of a toll-free telephone number within five business days before the Maturity Date (1-800-531-4547) (see "Description of the ALIAC Guaranteed Account--General" and "Maturity of a Guaranteed Term").

Before the Maturity Date, a Certificate Holder may instruct the Company to (a) reinvest the Matured Term Value in the Guaranteed Account for a new Guaranteed Term available under the current Deposit Period; (b) transfer the Matured Term Value to one or more of the variable funding options available under the Contract; or (c) withdraw the Matured Term Value. In none of those circumstances would a Market Value Adjustment be applicable to the Matured Term Value; however, a deferred sales charge may be assessed on amounts withdrawn (see "Contract Charges" and the Contract Prospectus).

If no direction from the Certificate Holder is received by the Company at its Home Office by the Maturity Date, the Matured Term Value will be reinvested in the Guaranteed Account for a new Guaranteed Term under the current Deposit Period. This new Guaranteed Term will have the same length to maturity as the Guaranteed Term that is maturing. If such a Guaranteed Term is not available, the transfer will be to the next shortest available Guaranteed Term (see "Maturity of a Guaranteed Account"). A confirmation will be mailed to the Certificate Holder advising of the new Guaranteed Term and the applicable Guaranteed Rate(s) for which the Matured Term Value has been reinvested. This confirmation will be mailed within two business days following the Maturity Date.

The Maturity Value Transfer Provision is available to those Certificate Holders who allow the Company to automatically reinvest the total Matured Term Value into the current Deposit Period. This provision allows Certificate Holders to transfer to other funding options or withdraw, without a Market Value Adjustment, all or a portion of the Matured Term Value that was transferred to a new Guaranteed Term. A deferred sales charge may be applied to any amounts withdrawn (see the Contract Prospectus).

If all or any portion of the Matured Term Value is transferred or surrendered, the interest credited from the Maturity Date to the date of the transaction will be at the new Guaranteed Rate. The Maturity Value Transfer Provision is only available until the last business day of the month following the Maturity Date of the prior Guaranteed Term (see "Maturity of a Guaranteed Account").

4
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Full  or partial surrenders and transfers  to other Contract funding options are
permitted  from  the  Guaranteed  Account;  however,  amounts  invested  for   a
Guaranteed Term during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period.This provision does not apply to (1) amounts transferred on the Maturity Date or under the Maturity Value Transfer Provision (see "Maturity of a Guaranteed Account"); (2) amounts transferred from the Guaranteed Account before the Maturity Date due to the election of an Annuity option (see "Annuity Period");
(3) amounts transferred from the one-year Guaranteed Term in connection with the Dollar Cost Averaging Program described in the Contract Prospectus; and (4) amounts distributed under the Estate Conservation and Systematic Withdrawal distribution options described in the Contract Prospectus.

Except for the transactions described in items (1), (3) and (4) in the preceding paragraph, funds withdrawn or transferred from the Guaranteed Account prior to the Maturity Date are subject to a Market Value Adjustment. The Market Value Adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit. When interest rates increase after the date of deposit, the value of the investment decreases, and the Market Value Adjustment amount is negative. Conversely, when interest rates decrease after the date of deposit, the value of the investment increases, and the Market Value Adjustment amount is positive. Hence, the Market Value Adjustment will affect the amount withdrawn from the Guaranteed Account to satisfy the request for withdrawal or transfer (see "Market Value Adjustment").

When a guaranteed death benefit is payable under the terms of the Contract, only a positive Aggregate Market Value Adjustment amount, if any, is applied to amounts withdrawn from the Guaranteed Account if withdrawn within the first six months after the date of death. This provision does not apply at the death of a spousal beneficiary or joint Certificate Holder who continued the Account in his or her own name after the first death. If amounts are withdrawn after the six-month period, a positive or negative Aggregate Market Value Adjustment, as applicable, will be applied. If amounts are withdrawn from the Guaranteed Account due to annuitization under one of the lifetime Annuity options described in the Contract Prospectus, only the positive Aggregate Market Value Adjustment, if any, is applied. (See "Market Value Adjustment" and "Annuity Period" in this Prospectus.)

Certain charges such as the mortality and expense risk charges and administrative expense charge are assessed under the Contract to compensate the Company for costs associated with administering the Contract. These charges are not deducted from the Guaranteed Account (see "Contract Charges"). Other charges, such as deferred sales charges, maintenance fees and transfer fees may be deducted from amounts transferred from the Guaranteed Account. For a description of all Contract fees and charges see "Contract Charges" and the Contract Prospectus.

The interest rate(s) credited during any Guaranteed Term does not necessarily relate to investment performance. As in the case of all of the Company's general account assets, deposits received under the Guaranteed Account option will generally be invested in federal, state and municipal obligations; corporate bonds; other fixed income investments; and cash or cash equivalents. All of the general assets of the Company are available to meet the guarantees under the General Account (see "Investments").

                  DESCRIPTION OF THE ALIAC GUARANTEED ACCOUNT

GENERAL

This Prospectus describes the material provisions of the ALIAC Guaranteed Account ("Guaranteed Account"). The Guaranteed Account is a guaranteed interest option available to fund certain variable annuity contracts issued by Aetna Life Insurance and Annuity Company ("Company"). This Prospectus and the prospectus describing the Separate Account and the variable annuity contracts ("Contract Prospectus") should both be read thoroughly before investing. All of these prospectuses should be retained for future reference.

Under the terms of the Guaranteed Account, the Company sets various rates of interest ("Guaranteed Rate") for varying lengths of time ("Guaranteed Terms") and designates the period of time during which investments can be made ("Deposit Period"). A Certificate Holder electing the Guaranteed Account can designate amounts to be invested in any

                                                                               5
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Guaranteed  Term during the Deposit Period  and will receive the Guaranteed Rate for amounts kept in that Guaranteed Account for that term. Amounts invested in the Guaranteed Account can come from the Certificate Holder's Net Purchase Payments for the Contract or by transferring amounts accumulated by the Certificate Holder under other funding options under the Contract. There is no minimum amount required if investments come from Net Purchase Payments; however,
the  Certificate  Holder   must  meet  Contract   minimums  (see  the   Contract
Prospectus). There is a $500 minimum for transfers from other funding options (see "Contributions to the Guaranteed Account").

The Contract permits transfers and withdrawals, prior to the Maturity Date, subject to certain conditions. Transfer and withdrawal amounts from the Guaranteed Account may be subject to a Market Value Adjustment and/or deferred sales charges. See "Transfers" and "Withdrawals." Please also refer to the Contract Prospectus for more information.

The Company maintains a toll-free telephone number (1-800-531-4547) that allows Certificate Holders to obtain information concerning available Deposit Periods, Guaranteed Rates, and Guaranteed Terms.

In addition, the Company will send notification of the upcoming Deposit Period dates and information on the current Guaranteed Rates, Guaranteed Terms and projected Matured Term Values to Certificate Holders who have funds in a maturing Guaranteed Account. This notification will be sent at least 18 calendar days prior to the Maturity Date.

CONTRIBUTIONS TO THE GUARANTEED ACCOUNT

Amounts may be invested in the Guaranteed Account at the Guaranteed Terms and Guaranteed Rates available during the then current Deposit Period by allocating all or a portion of the Certificate Holder's Net Purchase Payment(s) or by transferring accumulated value(s) from other Contract funding options or other Guaranteed Terms. Amounts invested in the Guaranteed Account during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period, except under the Maturity Value Transfer Provision, Dollar Cost Averaging or the selection of an Estate Conservation or Systematic Withdrawal distribution option.

PURCHASE PAYMENT

A Certificate Holder may elect to invest some or all of the Net Purchase Payment(s) for any available Guaranteed Terms at the applicable Guaranteed Rates during the then current Deposit Period. There is no minimum amount required for the Guaranteed Account. Please refer to the Contract Prospectus for minimum Purchase Payments for the Contract.

DEPOSIT PERIOD

The Deposit Period is a period of time during which one or more Net Purchase Payments or amounts transferred from other Contract funding options or other Guaranteed Terms may be invested at the Guaranteed Rates for the Guaranteed
Terms then available. A Deposit Period may be a week, a month, a calendar quarter, or any other period of time specified by the Company. A Deposit Period may be extended by the Company.

GUARANTEED TERM

The Guaranteed Term is the period of time specified by the Company during which one or a series of Guaranteed Rates are credited.

Guaranteed Terms are offered at the Company's discretion for various lengths of time ranging up to and including ten years.

GUARANTEED RATES

Guaranteed Rates are the interest rates that are guaranteed by the Company to be credited on amounts invested during a Deposit Period for a specific Guaranteed Term. Guaranteed Rates are annual effective yields, reflecting a full year's interest. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of one year.

6
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In no event will the Company guarantee or credit a Guaranteed Rate that is  less than an annual effective rate specified in the Contract. In addition, the Guaranteed Account does not allow for the crediting of interest above the Guaranteed Rates which are announced by the Company at the start of a Deposit Period.

Guaranteed Rates are credited according to the length of the Guaranteed Term. For Guaranteed Terms of one year or less, a Guaranteed Rate is credited from the date of deposit to the last day of the Guaranteed Term. For Guaranteed Terms of greater than one year (except for those Contracts or Certificates issued in the State of New York), several different Guaranteed Rates may be applicable. The initial Guaranteed Rate is credited from the date of deposit to the end of a specified period within the Guaranteed Term. The remainder of the Guaranteed Term may also have several different Guaranteed Rates for subsequent specific periods of time. For example, a 5-year Guaranteed Term may guarantee 7% for the first year, 6.75% for the next two years, and 6.5% for the remaining two years. At the Company's option, there may be one Guaranteed Rate for the entire Guaranteed Term.

ESTABLISHMENT OF GUARANTEED RATES

The Company's determination of Guaranteed Rates is influenced by, but does not necessarily correspond to, interest rates available on fixed-income investments in which the Company may invest using funds deposited into the Guaranteed Account (see "Investments"). In addition, the Company will consider other items in determining Guaranteed Rates including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

THE COMPANY MAKES THE FINAL DETERMINATION REGARDING GUARANTEED RATES. THE COMPANY CANNOT PREDICT THE LEVEL OF FUTURE GUARANTEED RATES.

MATURITY OF A GUARANTEED ACCOUNT

At least 18 calendar days before the Maturity Date, the Company will send notification to the Certificate Holder of the upcoming Deposit Period, the projected Matured Term Value for the maturing Guaranteed Account and the Guaranteed Rate and Guaranteed Term for the current Deposit Period. Certificate Holders may transfer amounts from any maturing Guaranteed Term to new Guaranteed Terms. The amount in any maturing Guaranteed Term may also be transferred into any other allowable option(s) available under the Contract. There is no Market Value Adjustment applied to funds transferred or surrendered from a Guaranteed Term on the Maturity Date.

If no direction from the Certificate Holder is received by the Company at its Home Office by the Maturity Date, the Company will automatically reinvest the Matured Term Value in the Guaranteed Account during the new Deposit Period. The Matured Term Value will be invested for a Guaranteed Term having the same length to maturity as the Guaranteed Term that is maturing. If such a term is not available, the transfer will be to the next shortest available Guaranteed Term. The new Guaranteed Term may have a different length of time to maturity than the maturing Guaranteed Term. For example, if a 3-year Guaranteed Term matures and no direction is received, and a 3-year Guaranteed Term is not available in the current Deposit Period, the Matured Term Value will be reinvested in a new Guaranteed Term of less than 3 years, which is the next shortest Guaranteed Term then available.

Once the Matured Term Value has been reinvested, the Certificate Holder will receive a statement confirming the transfer, along with information on the new Guaranteed Rate(s) and Guaranteed Term. For those Certificate Holders who allow the Company to transfer automatically the total Matured Term Value into the open Deposit Period, the Maturity Value Transfer Provision is available. This provision allows Certificate Holders to transfer or withdraw, without a Market Value Adjustment, the Matured Term Value that was transferred to a new Guaranteed Term. A deferred sales charge may be assessed on amounts withdrawn from the Contract. Please see "Contract Charges" and the Contract Prospectus for more information. If all of the Matured Term Value is transferred or withdrawn under the Maturity Value Transfer Provision, any interest accrued under the new Guaranteed Term will be credited through the date of transfer or withdrawal. The right to make a transfer or withdrawal under the Maturity Value Transfer Provision is available until the last business day (when the New York Stock Exchange is open) of the month following the Maturity Date. THE MATURITY VALUE TRANSFER PROVISION ONLY APPLIES TO THE FIRST REQUEST RECEIVED FROM THE CERTIFICATE HOLDER, WITH RESPECT TO A PARTICULAR MATURED TERM VALUE.

                                   TRANSFERS

The Contract provides for the transfer of all or any portion of accumulated values under the Contract to the Guaranteed Account and other funding options. Please refer to the Contract Prospectus for more information. There is a $500 minimum for transfers from other funding options to the Guaranteed Account.

Amounts applied to a Guaranteed Term during a Deposit Period may not be transferred to any other funding option or to another Guaranteed Term during that Deposit Period or for 90 days after the close of that Deposit Period. (The 90 day restriction does not apply to Dollar Cost Averaging from the one-year Guaranteed Term or the selection of an Estate Conservation or Systematic Withdrawal ("ECO and SWO") distribution option. See "Withdrawals" below for a description of how transferred amounts are allocated to the Guaranteed Terms.

When a request is made to transfer a specific dollar amount, any applicable Market Value Adjustment will be included in the determination of any amount withdrawn from the Guaranteed Account to fulfill the request. Therefore, the amount actually withdrawn from the Guaranteed Account may be more or less than the requested specific dollar amount (see "Appendix I" and "Market Value Adjustment"). Transfers made from the one-year Guaranteed Term in connection with the Dollar Cost Averaging Program and distributions taken under the Estate Conservation and Systematic Withdrawal options ("ECO and SWO"), both of which are described in the Contract Prospectus, will not be subject to a Market Value Adjustment.

                                  WITHDRAWALS

The Contract allows for full or partial withdrawals. To make a full or partial withdrawal, a withdrawal request form, provided by the Company, must be properly completed and submitted to the Company's Home Office. Please see the Contract Prospectus for more information.

Under certain emergency conditions, the Company may defer payment of a Guaranteed Account withdrawal request for a period of up to six months. Please refer to the Contract Prospectus for further details.

A Market Value Adjustment is applied to amounts withdrawn from a Guaranteed Account before the Maturity Date (except under the Maturity Value Transfer Provision and ECO and SWO distribution options). The amount withdrawn may also be subject to a deferred sales charge. See "Contract Charges." Please also refer to the Contract Prospectus for more information regarding deferred sales charges and surrender fees.

When a request for a partial withdrawal of a specific dollar amount is made, the Market Value Adjustment will be included in the determination of any amounts to be withdrawn from the Guaranteed Term to fulfill the request. Therefore, the amount actually withdrawn from the Guaranteed Term(s) may be more or less than the requested dollar amount (see "Appendix I").

The Guaranteed Account portion of a partial withdrawal request is determined in the following manner:

    1. Amounts invested for Guaranteed Terms having the same lengths are grouped together;

    2. Amounts are withdrawn pro rata from the Guaranteed Term groups; and

    3. From each Guaranteed Term group, amounts are withdrawn starting with the oldest Deposit Period.

For example, for each Net Purchase Payment made, all Guaranteed Terms initially established for one year are considered a group, all Guaranteed Terms initially established for two years are considered a group, etc. Funds are then withdrawn starting from the Guaranteed Term that commenced the earliest in each Guaranteed Term group.

                            MARKET VALUE ADJUSTMENT

Upon withdrawal or transfer of funds from or within the Guaranteed Account, the Company may need to liquidate certain assets or use existing cash flow which would otherwise be available to invest at current interest rates. The assets may be sold at a profit or a loss depending upon market conditions. This profit/loss could affect the determination of Guaranteed Rates (see "Establishment of Guaranteed Rates"). To lessen the impact, all withdrawals and transfers made before the Maturity Date of a Guaranteed Term, including transfers made in order to elect a nonlifetime Annuity option, but excluding transactions under the Maturity Value Transfer Provision, transfers made from the one-year Guaranteed Term in connection with the Dollar Cost Averaging Program and amounts withdrawn under ECO and SWO distribution options (both of which are described in the Contract Prospectus), will be subject to a Market Value Adjustment (MVA).

The MVA reflects the changes in interest rates since the Deposit Period. When interest rates increase after the Deposit Period, the value of the investment decreases and the Market Value Adjustment amount is negative. Conversely, when interest rates decrease after the Deposit Period, the value of the investment increases and the Market Value Adjustment amount is positive.

When a guaranteed death benefit is payable under the terms of the Contract, only a positive Aggregate Market Value Adjustment amount, if any, is applied to amounts withdrawn from the Guaranteed Account if withdrawn within the first six months after the date of death. This provision does not apply at the death of a spousal beneficiary or joint Certificate Holder who continued the Account in his or her own name after the first death. If amounts are withdrawn after the six-month period, a positive or negative Aggregate Market Value Adjustment, as applicable, will be applied. If amounts are withdrawn from the Guaranteed Account due to annuitization under one of the lifetime Annuity options described in the Contract Prospectus, only the positive Aggregate Market Value Adjustment, if any, is applied. (See "Market Value Adjustment" and "Annuity Period" in this Prospectus.)

The MVA involves a deposit period yield and a current yield. An adjustment is made in the formula of the MVA to reflect the period of time remaining in the Guaranteed Term from the Wednesday of the week of withdrawal.

Market Value Adjustment amounts can be positive or negative and therefore may increase or decrease the amount withdrawn from a Guaranteed Term to satisfy the withdrawal or transfer request. The MVA Amount depends on the relationship of the deposit period yield of U.S. Treasury Notes that mature in the last quarter of the Guaranteed Term, to the current yield of such U.S. Treasury Notes at the time of withdrawal. In general, if the current yield is the lesser of the two, the MVA will decrease the amount withdrawn from the Guaranteed Account to satisfy the withdrawal or transfer request; if the current yield is the higher of the two, the MVA will increase the amount withdrawn from the Guaranteed Account to satisfy the withdrawal or transfer request. As a result of the Market Value Adjustment imposed on the Guaranteed Account, the amount withdrawn or transferred from the Guaranteed Account prior to the Maturity Date may be less than the amount paid into the Guaranteed Account.

To determine the deposit period yield and the current yield, certain information must be obtained about the prices of outstanding U.S. Treasury issues. This information may be found each business day in publications such as THE WALL STREET JOURNAL. This newspaper publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the deposit period yield and the current yield for the MVA calculation.

DEPOSIT PERIOD YIELD

Determining  the  deposit   period  yield  in   the  MVA  calculation   involves
consideration of interest rates prevailing during the Deposit Period for the Guaranteed Term from which the withdrawal will be made. First, identify the Treasury Notes that mature in the last three months of the Guaranteed Term. Then, list the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the Deposit Period. Average these percentages to determine the deposit period yield.

For example, if the Guaranteed Term matures in May 1998, use the Treasury Notes that mature in March, April, and May 1998. Then, if the Deposit Period from which the withdrawal will be made is May 1995, the yield-to-maturity percentages of the above Treasury Notes on May 5, 1995, May 12, 1995, May 19, 1995, and May 26, 1995 are averaged. This averaged figure (shown as a percentage) is the deposit period yield.

CURRENT YIELD

To determine the current yield, use the same Treasury Notes identified for the deposit period yield: Treasury Notes that mature in the last three months of the Guaranteed Term. However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal. Average these percentages to determine the current yield.

For example, assume the withdrawal will be processed on May 18, 1995. List the yield-to-maturity percentage figures as of May 12, 1995 for the same Treasury Notes that determined the deposit period yield. Average these yields to determine the current yield.

MVA FORMULA

The mathematical formula used to determine the MVA is:

            (1 + i)                  x
    {        -----        }      --------
            (1 + j)                 365

Where:

i is the deposit period yield;
j is the current yield;
and x is the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term.

For examples of how to calculate MVAs, please see Appendix I.

                                 MISCELLANEOUS

CONTRACT CHARGES

In addition to the MVA, a deferred sales charge may be deducted upon the full or partial surrender of a Contract. If amounts used for the surrender are withdrawn from a Guaranteed Account, the sales charge may be deducted from those amounts withdrawn. Other surrender charges may also be applied, if applicable. Please see the Contract Prospectus.

Mortality and expense risk charges and the administrative expense charges that are deducted from the Separate Account are not deducted from the Guaranteed Account. These charges only apply to the variable funding options available under the Contract. There may be other Contract charges such as maintenance charges or transfer fees deducted from the Guaranteed Account. See the Contract Prospectus.

ANNUITY PERIOD

The Guaranteed Account cannot be used as an option during the Annuity Period. At annuitization, amounts in the Guaranteed Account must be transferred to one or more of the funding options which allow for Annuity payments. The Aggregate Market Value Adjustment Amount (positive or negative) is applied to any amount transferred from the Guaranteed Account before the Maturity Date to one of the nonlifetime Annuity options available under the Contract. Only a positive Aggregate Market Value Adjustment, if any, is applied due to annuitization under a lifetime Annuity option. Please refer to the Contract Prospectus for a discussion of the Annuity Period.

REINVESTMENT

The Certificate Holder may elect to reinvest all or a portion of the proceeds received from a full withdrawal within 30 days after such withdrawal. Any amounts reinvested in the Guaranteed Account will be invested for the available Guaranteed Terms of the current Deposit Period in the same proportion as they were invested at the time of withdrawal. If a Guaranteed Term having the same length of time to maturity is not available in the current Deposit Period, the amounts will be reinvested for a Guaranteed Term having the next shortest length of time to maturity. Any negative MVA amount applied to a withdrawal is not included in the reinvestment. Please refer to the Contract Prospectus for further details on reinvestment as it relates to the Contract.

                                  INVESTMENTS

Amounts applied to the Guaranteed Account will be deposited to, and accounted for in, a nonunitized separate account established by the Company under Connecticut law. A nonunitized separate account is a separate account in which the Certificate Holder does not participate in the performance of the assets through unit values.

Certificate Holders allocating funds to the Guaranteed Account do not receive a unit ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company. Certificate Holders do not participate in the investment gain or loss from assets accounted for in the separate account. Such gain or loss is borne entirely by the Company. Certificate Holders will not participate in any manner in the investment performance of the nonunitized separate account. All benefits available to Certificate Holders are Contract guarantees made by the Company and are accounted for in the separate account.

The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities. Various investment techniques will be used to achieve the objective of close aggregate matching of assets and liabilities.

The Company will primarily invest in investment-grade fixed income securities including:

        - Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

        - Debt securities that are rated, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa) or Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

        - Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating firms, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

        - Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for nonspeculative hedging purposes. In the event the securities prices are anticipated to decline, the Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the nonunitized separate account. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY OF THE GUARANTEED ACCOUNT, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS, NOR WILL THE GUARANTEED RATES THE COMPANY ESTABLISHES NECESSARILY RELATE TO THE PERFORMANCE OF THE NONUNITIZED SEPARATE ACCOUNT.

                               TAX CONSIDERATIONS

Certificate Holders should seek advice from their tax advisers concerning the application of federal (and where applicable, state and local) tax laws to amounts invested in the Guaranteed Account under the Contracts by them and by their beneficiaries and payments from such investments.

TAXATION OF THE COMPANY

The Company is taxed as an insurance company under the Internal Revenue Code of 1986 as amended. All assets supporting the Annuity obligations of the Guaranteed Account are owned by the Company. Any income earned on such assets is considered income to the Company.

TAXATION OF THE GUARANTEED ACCOUNT

Generally, any income earned on the Guaranteed Account deposits is not taxable to Certificate Holders until withdrawn or distributed to the Certificate Holder under the Contract. For additional information concerning the tax treatment of Purchase Payments and distributions from the Contract, please refer to the Contract Prospectus.

                                  THE COMPANY

HISTORY AND BUSINESS

The Company is a stock life insurance company organized in 1976 under the insurance laws of the State of Connecticut. Aetna Insurance Company of America, Systematized Benefits Administrators, Inc., Aetna Private Capital, Inc. and Aetna Investment Services, Inc., are wholly-owned subsidiaries of the Company. The Company is licensed to do business in all fifty states, the District of Columbia, the Virgin Islands, Guam and Puerto Rico. The Company is a wholly-owned subsidiary of Aetna Life and Casualty Company ("Aetna") which, with Aetna's subsidiaries, constitutes one of the largest insurance/financial services organizations in the United States based on its assets at December 31, 1994. The Company's Home Office is located at 151 Farmington Avenue, Hartford, Connecticut 06156.

The Company markets a variety of life insurance, retirement and other savings and investment products including individual and group annuities, financial services and mutual funds. The Company's products are designed for individuals, pension plans, small businesses and employer-sponsored groups. Effective December 31, 1994, the Company's operations, which previously were reported in total, will now be reported through two major business segments: Life Insurance and Financial Services, to better reflect the way the businesses are managed. Prior period amounts have been reclassified for comparative purposes.

LIFE INSURANCE SEGMENT

The Company markets most types of life insurance including universal life, variable universal life, interest-sensitive whole life, and term insurance. These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune 2000 companies.

These products are marketed by independent agents and brokers, career agents and registered representatives of selected broker-dealers.

The Company's universal life insurance product accounted for approximately 98% of life insurance sales in 1994. The Company's in-force block of insurance includes a sizable block of traditional ordinary life insurance originally written by an affiliate, Aetna Life Insurance Company ("Aetna Life"), and transferred to the Company via a reinsurance agreement in 1988 (see Note 8 of the Notes to the Consolidated Financial Statements). This closed book of business contributed 36% of the life insurance segment earnings in 1994.

Life insurance products typically require high costs to acquire business. Retention, an important driver of profitability, is encouraged through product features. For example, universal and interest-sensitive whole life insurance contracts typically impose a surrender charge on policyholder balances withdrawn in the first seven to twenty years of the contract life. The period of time and level of the charge vary by product. In addition, more favorable credited rates and policy loan terms may be offered after policies have been in force for more than ten years. To also encourage retention, life insurance agents are typically paid renewal commissions or service fees.

Reserves for universal life and interest-sensitive whole life products (which are all experience-rated) are equal to cumulative deposits less withdrawals and charges, plus credited interest thereon, plus/less net realized capital gains/ losses (which the Company reflects through credited rates on an amortized basis). These reserves also reflect unrealized capital gains/losses related to Financial Accounting Standard ("FAS") No. 115 (see Note 1 of the Notes to the Consolidated Financial Statements). Reserves for all other fixed individual life contracts are computed on the basis of assumed investment yield, mortality, morbidity and expenses (including a margin for adverse deviation), which generally vary by plan, year of issue and policy duration. These reserves are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at assumed rates, are expected to be sufficient to meet the Company's policy obligations in the event of an insured's death or other withdrawal requests.

Reinsurance arrangements with affiliated and non-affiliated insurance companies are utilized to limit exposure to losses in excess of predetermined amounts per individual life. The Company's retention limit per individual life is $2.0 million. For further discussion on reinsurance arrangements with affiliates, see Notes 8 and 9 of the Notes to the Consolidated Financial Statements.

              LIFE INSURANCE IN FORCE AND OTHER STATISTICAL DATA*

The following table summarizes changes in individual life insurance in force before deductions for reinsurance ceded to other companies for the years indicated:

                                                                                              1994         1993         1992
                                                                                           -----------  -----------  -----------
                                                                                             (MILLIONS, EXCEPT AS NOTED BELOW)
Sales and additions:
  Direct:
    Permanent............................................................................  $   3,369.4  $   2,767.0  $   3,011.9
    Term.................................................................................        559.9        237.2         87.5
  Assumed:
    Term.................................................................................      --           --           --
                                                                                           -----------  -----------  -----------
      Total..............................................................................  $   3,929.3  $   3,004.2  $   3,099.4
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------
Terminations:
  Direct:
    Surrenders and Conversions...........................................................  $   1,316.4  $   1,632.6  $   1,753.2
    Lapses...............................................................................        860.9        816.7        947.1
    Other................................................................................        170.0        170.6        210.9
  Assumed:
    Surrenders and Conversions...........................................................         59.4         80.3         95.3
    Lapses...............................................................................        303.9        376.2        532.5
    Other................................................................................         57.9         55.1         69.8
                                                                                           -----------  -----------  -----------
      Total..............................................................................  $   2,768.5  $   3,131.5  $   3,608.8
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------
In force:
  Direct:
    Permanent............................................................................  $  30,563.0  $  29,507.1  $  29,253.1
    Term.................................................................................      1,621.3      1,095.2        964.9
  Assumed:
    Permanent............................................................................      1,244.8      1,344.9      1,456.9
    Term.................................................................................      1,433.0      1,754.1      2,153.7
                                                                                           -----------  -----------  -----------
      Total..............................................................................  $  34,862.1  $  33,701.3  $  33,828.6
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------
Number of direct policies in force (thousands)...........................................        445.9        439.1        440.0
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------
Average size of direct policy in force (thousands).......................................  $      72.2  $      69.7  $      68.7
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------
* Only nonparticipating business is written by the Company.

FINANCIAL SERVICES SEGMENT

The Company markets and services individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify for tax deferral under sections 401(k), 403(b), 408, and 457 of the Internal Revenue Code. These contracts may be immediate or deferred. These products are offered primarily to individuals, pension plans, small businesses and employer-sponsored groups in the healthcare, government, education (collectively "not-for-profit" organizations) and corporate markets. The Company also offers individual and group non-qualified tax deferred annuity products and life insurance supplemental contracts. In addition, the Company writes structured settlements of certain liabilities. The Company acts as an investment adviser for its affiliated mutual funds (a retail fund--Aetna Series Fund, Inc. and variable products funds--Aetna Variable Fund, Aetna Income Shares, Aetna Variable Encore Fund, Aetna Investment Advisors Fund, Aetna GET Fund, Series B) and
receives advisory fees for its investment management services. The Company also receives from the Aetna Series Fund, Inc. service fees for providing administrative and shareholder services and distribution fees for promoting sales of the Adviser Class shares (see Note 8 of the Notes to the Consolidated Financial Statements).

Pension products are sold through pension professionals, stock brokers and third party administrators who work closely with salaried field office employees. Annuity products and mutual funds are distributed primarily through dedicated career agents and registered life brokers.

As with the Life Insurance segment, product retention is a key driver of profitability. To encourage retention annuity contracts typically impose a surrender charge on policyholder balances withdrawn in the first five to ten years of the contract. The period of time and level of the charge vary by product. A new approach being incorporated into recent annuity product designs replaces the surrender charge with a requirement that withdrawals be spread over a period of years for fixed account options. These contracts typically offer more favorable credited rates and policy loan terms after policies have been in force for more than ten years. Tax penalties on annuity distributions prior to age 59 1/2 provide an additional disincentive to premature surrenders of annuity balances, but do not impede transfers to those balances to other insurance carriers.

Reserves for limited payment contracts (immediate annuities with life contingent payout) are computed on the basis of assumed investment yield, mortality, morbidity and expenses (including a margin for adverse deviation), which generally vary by plan, year of issue and policy duration. Reserves for investment contracts include deferred annuities and immediate annuities without life contingent payouts. Reserves for deferred annuities are equal to cumulative deposits, less withdrawals and charges, plus credited interest thereon. Reserves for immediate annuities without life contingencies are computed amounts that, and with interest on such reserves compounded annually at assumed rates are expected to be sufficient to meet the Company's policy obligations. Of those investment contracts which are experience-rated, the reserves also reflect net realized capital gains/losses (which the Company reflects through credited rates on an amortized basis) and unrealized capital gains/losses related to FAS 115.

The following table summarizes assets under management for the principal customer groups of the Financial Services segment. Amounts reflected exclude unrealized gains (losses) of $(337.7) million and $646.2 million at December 31, 1994 and 1993, respectively, related to market value adjustments required under FAS 115. See Management's Analysis of the Results of Operations and Note 1 for further discussion on assets under management and FAS 115, respectively.

                                                                                              1994         1993         1992
                                                                                           -----------  -----------  -----------
                                                                                                        (MILLIONS)
Corporate pensions.......................................................................  $   3,221.1  $   2,886.2  $   2,404.3
Not-for-proft organizations..............................................................     10,025.7      9,087.1      8,070.8
Individuals..............................................................................      4,882.8      3,981.0      3,169.2
                                                                                           -----------  -----------  -----------
      Total..............................................................................  $  18,129.6  $  15,954.3  $  13,644.3
                                                                                           -----------  -----------  -----------
                                                                                           -----------  -----------  -----------

Deposits, which are not included in premiums or revenue under FAS No. 97 ("FAS 97"), are shown in the following table for the years indicated:

                                                                                                  1994        1993        1992
                                                                                               ----------  ----------  ----------
                                                                                                           (MILLIONS)
Corporate pensions...........................................................................  $    886.7  $    705.6  $    585.8
Not-for-profit organizations.................................................................     1,093.3     1,107.8       876.6
Individuals..................................................................................     1,081.3       715.5       434.9
                                                                                               ----------  ----------  ----------
      Totals.................................................................................  $  3,061.3  $  2,528.9  $  1,897.3
                                                                                               ----------  ----------  ----------
                                                                                               ----------  ----------  ----------

GENERAL ACCOUNT INVESTMENTS

Consistent with the nature of the contract obligations involved in the Company's operations, the majority of the general account assets are invested in long-term, debt securities such as corporate debt securities, mortgage-backed securities and government securities. It is management's objective that the portfolios be of high quality while achieving competitive investment yields and returns. Investment portfolios generally match the duration of the insurance liabilities they support. The general account of the Company has been segmented to improve the asset/liability matching process. The duration of investments is monitored and security purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities.

COMPETITION

The Company is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. According to the Fortune Service 500, as of December 31, 1993, the Company ranked 19th and 22nd among all United States domiciled life insurance companies based upon total assets and premium income, respectively. The Company is not dependent upon any single customer and no single customer accounted for more than 10% of revenue during 1994, 1993 and 1992.

The environment for life insurance products is highly competitive. The Company's sales have increased in a flat industry environment as the Company has differentiated itself from others in the industry by offering competitive products, quality service, and excellent financial strength.

In the pension and annuity markets, competition arises from other insurance companies, banks, mutual funds and other investment managers. The Financial Services segment has become more competitive and customers' retirement needs have become more diverse and sophisticated. The Company has responded to this need with new investment choices and more flexible product features.

EMPLOYEES

As of December 31, 1994, the Company had approximately 1,600 employees employed at its Home Office in Hartford, Connecticut, and various branch and marketing offices throughout the United States.

PROPERTIES

The Company occupies office space that is owned or leased by Aetna Life Insurance Company or other affiliates. Expenses associated with these offices are allocated on a direct and indirect basis to the Company and the other subsidiaries of Aetna.

STATE REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad authority to regulate, among other things, the granting of licenses to transact business, trade practices, agent licensing, policy forms, underwriting and claim practices, reserve adequacy, insurer solvency, the maximum interest rates that can be charged on life insurance policy loans and the minimum rates that must be provided for accumulation of surrender values, the form and content of required financial statements and the type and amounts of investments permitted. The Company is required to file detailed reports with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by such agencies at regular intervals.

Although the federal government does not directly regulate the business of insurance, many federal laws do affect the business. Existing or recently proposed federal laws that may significantly affect or would affect, if passed, the insurance business cover such matters as employee benefits, removal of barriers preventing banks from engaging in the insurance and mutual fund businesses, the taxation of insurance companies, and the tax treatment of insurance products.

Several states, including Connecticut, regulate affiliated groups of insurers such as the Company and its affiliates under insurance holding company statutes. Under such laws, intercorporate transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial position of the company making the transfer. Changes in control also are regulated under these laws. As a Connecticut-domiciled insurance company, the Company is subject to comprehensive regulation under the Connecticut insurance laws and by the Connecticut Insurance Department.

In recent years, state insurance regulators have introduced and continue to work on changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital ("RBC") standards for life insurers. The RBC formula is a regulatory tool designed to identify weakly capitalized companies by comparing the adjusted surplus to the required surplus, which reflects the risk profile of the company (RBC ratio). Within certain ratio changes, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to when the state insurance commissioner places the insurer under regulatory control. The Company's RBC ratio at December 31, 1994 was significantly above the levels which would require regulatory action.

The NAIC also is considering several other solvency related regulations including the development of a model investment law and amendments to the model insurance holding company law which would limit types and amounts of investments by insurance companies. In addition, in recent years there has been growing interest among certain members of Congress concerning possible federal roles in the regulation of the insurance industry. Because these other initiatives are in a preliminary stage, management cannot assess the potential impact of their adoption on the company.

Under insurance guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain policyholder or claimant losses under policies issued by companies which become insolvent. The after tax charges to earnings for guaranty fund obligations for the years ended December 31, 1994, 1993 and 1992 were $0.9 million, $0.9 million and $5.3 million, respectively. The amounts ultimately assessed may differ from the amounts charged to earnings thus far because such assessments may not be made for several years and will depend upon the final outcome of regulatory proceedings.

The Company provides a variety of products and services to employee benefit plans that are covered by the Employee Retirement Income Security Act of 1974 ("ERISA"). In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to the non-guaranteed portion of a group pension contract issued to the plan were "plan assets" for purposes of ERISA and that the insurance company was an ERISA fiduciary with respect to those assets. In reaching its decision, the Court declined to follow a 1975 Department of Labor ("DOL") interpretive bulletin that had suggested that insurance company general account assets were not plan assets. The Company and other insurers are seeking clarification from the DOL of the effects, if any, of the decision on their businesses. Management is not currently able to predict how the decision will ultimately affect its business.

The Company is regulated by the Securities and Exchange Commission ("SEC") and some state securities regulators as a broker-dealer and investment adviser. Systematized Benefits Administrators, Inc. and Aetna Investment Services, Inc. are regulated by the SEC and some state regulators as broker-dealers. The Company's variable products involve investments through separate accounts, some of which are securities and are thus registered with the SEC. Additionally, the retail mutual funds, the mutual funds and certain other products used as funding vehicles for the Company's variable products are registered with the SEC. The retail mutual funds are also registered with the fifty state securities regulators.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following are the Directors and Executive Officers of the Company. The terms of office for all Directors and Executive Officers will run until the Company's next annual meeting and until their successors are duly elected and qualified.

                                                                PRINCIPAL OCCUPATIONS AND
                                                                EMPLOYMENT DURING PAST
                          POSITION(S) WITH THE COMPANY          FIVE YEARS; OTHER
NAME, AGE                 AND YEAR OF ELECTION                  DIRECTORSHIPS OF DIRECTORS
------------------------  ------------------------------------  -------------------------------------------------------
Daniel P. Kearney, 54     Director (1991); President (1993);    Group Executive responsible for investments and large
                          Chairman, Executive Committee         case pensions (February 1991 to December 1993) of Aetna
                                                                Life and Casualty Company; Financial Consultant (1990
                                                                to February 1991) of Daniel P. Kearney, Inc.; Director
                                                                of MBIA, Inc.; Director of Margaretten Financial
                                                                Corporation.
Christopher J. Burns, 47  Director (1991); Senior Vice          Vice President (August 1988 to March 1991) of the
                          President, North American             Company.
                          Operations (1991); Member of
                          Executive Committee
Laura R. Estes, 44        Director (1991); Senior Vice          Vice President (January 1987 to March 1991) of the
                          President, ALIAC Pensions (1991);     Financial Division of the Company; President and
                          Member of Executive Committee         Managing Director (January 1985 to March 1992) of Aetna
                                                                Financial Services, Inc.
Shaun P. Mathews, 38      Director (1991); Senior Vice          Senior Vice President, Mutual Funds (1991 to 1994) of
                          President, Strategic Markets and      the Company; Assistant Vice President, Pension
                          Products (1994)                       Operations (July 1989 to March 1991) of the Company;
                                                                Director of seven mutual funds advised or sponsored by
                                                                the Company.
Scott A. Striegel, 45     Director (1993); Senior Vice          Senior Vice President, ARPS (since March 1993) of Aetna
                          President, Annuities (1984)           Life and Casualty; Senior Vice President, Homeowners
                                                                (February 1992 to March 1993) of Aetna Life and
                                                                Casualty; Senior Vice President, Small Business and
                                                                Specialty Group Products (March 1991 to February 1992)
                                                                of Aetna Life and Casualty; Vice President, Strategic
                                                                Development Unit (February 1990 to March 1991) of Aetna
                                                                Life and Casualty.
James C. Hamilton, 53     Director (1988); Vice President       Vice President and Actuary (October 1988 to March 1991)
                          (1981); Treasurer (1985)              and Treasurer (since March 1991) of Aetna Life
                                                                Insurance Company.
Gary G. Benanav, 48       Director (1992)                       Executive Vice President, Property/Casualty (since
                                                                December 1993) of Aetna Life and Casualty Company;
                                                                Group Executive responsible for international,
                                                                individual life insurance, annuities, mutual funds and
                                                                small case pensions (April 1992 to December 1993) of
                                                                Aetna Life and Casualty Company; Director of Barnes
                                                                Group Inc.; Executive Risk, Inc.; Aetna Series Fund,
                                                                Inc.; and Aetna International Umbrella Fund.

                                                                PRINCIPAL OCCUPATIONS AND
                                                                EMPLOYMENT DURING PAST
                          POSITION(S) WITH THE COMPANY          FIVE YEARS; OTHER
NAME, AGE                 AND YEAR OF ELECTION                  DIRECTORSHIPS OF DIRECTORS
------------------------  ------------------------------------  -------------------------------------------------------
John Y. Kim, 34           Director (1995); Senior Vice          Chief Investment Officer, Aetna Life & Casualty (since
                          President, ALIAC Investments          May 1994); Managing Director, Mitchell Hutchins
                                                                Institutional Investors (September 1993 to April 1994).
Dominick J. Agostino, 48  Director, Senior Vice President and   President and Chief Operating Officer of Citicorp,
                          Chief Financial Officer (1994)        North America, Inc. (December 1992 to September 1994);
                                                                Managing Director of Citibank, National Association
                                                                (August 1990 to September 1994).
Zoe Baird, 41             Senior Vice President and General     Senior Vice President and General Counsel (since April
                          Counsel (1990)                        1992) of Aetna Life and Casualty Company; Vice
                                                                President and General Counsel (July 1990 to April 1992)
                                                                of Aetna Life and Casualty Company.
Susan E. Schechter, 42    Corporate Secretary and Counsel       Counsel (November 1993 to present), Aetna Life &
                          (1995)                                Casualty Company; Corporate Secretary and Counsel,
                                                                Aetna Life Assignment Company (since June 1994);
                                                                Associate Attorney, Steptoe & Johnson (September 1986
                                                                to October 1993).
Fred J. Franklin, 47      Vice President and Chief              Chief Operating Officer and General Counsel (January
                          Compliance Officer (1993)             1991 to November 1993), Barclay Investments, Inc.;
                                                                President and General Counsel (December 1989 to January
                                                                1991), Mutual Benefit Financial Services Company.

                             EXECUTIVE COMPENSATION

Executive officers of the Company may also serve one or more affiliated companies of Aetna Life Insurance and Annuity Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of the Company. The following table shows the cash compensation paid, based on these allocations, to the five most highly compensated executive officers whose allocated compensation exceeds $100,000 and to all executive officers of the Company, as a group, for services rendered in all capacities to the Company during 1994. Such officers may also receive non-cash compensation from other affiliated companies of the Company; however, none of such non-cash compensation is allocated to the Company.

                            CASH COMPENSATION TABLE

NAME OF INDIVIDUAL                          CAPACITIES IN                       CASH
OR NUMBER IN GROUP                          WHICH SERVED                COMPENSATION
------------------------------------------  -------------------------  --------------
Scott A. Striegel                           Senior Vice President       $    311,109
Daniel P. Kearney                           President and CEO                299,437
Thomas L. West*                             Senior Vice President            297,575
Laura R. Estes                              Senior Vice President            292,788
Shaun P. Mathews                            Senior Vice President            243,000
All executive officers as a group (13)                                  $  2,117,321

------------------------
* Executive officer as of December 31, 1994, no longer serving in such capacity.

                        SECURITY OWNERSHIP OF MANAGEMENT

The Company's directors and officers do not beneficially own any outstanding shares of stock of the Company. All of the outstanding shares of stock of the Company are beneficially owned by its parent, Aetna Life and Casualty Company. The percentage of shares of Aetna Life and Casualty Company beneficially owned by any director of the Company, and by all directors and officers of the Company as a group, does not exceed one percent (1%) of the class outstanding.

                                    EXPERTS

The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing herein and elsewhere in the Registration Statement and upon the authority of such firm as experts in accounting and auditing.

The reports of KPMG Peat Marwick LLP on the above-mentioned consolidated financial statements and consolidated financial statement schedules refer to a change in 1993 in the Company's methods of accounting for certain investment in debt and equity securities and reinsurance contracts, and a change in 1992 in the Company's methods of accounting for income taxes and postretirement benefits other than pensions.

                               LEGAL PROCEEDINGS

The Company and its Board of Directors know of no material legal proceedings pending to which the Company is a party of which would materially affect the Company.

                                 LEGAL MATTERS

The validity of the securities offered by this Prospectus has been passed upon by Susan E. Bryant, Esq., Counsel of the Company.

                                   APPENDIX I
                EXAMPLES OF MARKET VALUE ADJUSTMENT CALCULATIONS

The following are examples of MVA calculations using several hypothetical deposit period yields and current yields. These examples do not include the effect of any deferred sales charge that may be assessed under the Contract upon withdrawal.

EXAMPLE I

Assumptions:

i,         the Deposit Period Yield, is 8%
j,         the Current Yield, is 10%
x,         the  number of days remaining (computed from
           Wednesday of the week of withdrawal) in  the
           Guaranteed Term, is 927.

                       (1 + i)                  x
    MVA =      {        -----        }      --------
                       (1 + j)                 365

                        1.08                927
        =      {        -----        }      ---
                        1.10                365

        =  .9545

In this example the Deposit Period Yield of 8% is less than the Current Yield of 10%, therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,095.34 withdrawal from the Guaranteed Term.
Assumptions:

i,         the Deposit Period Yield, is 5%
j,         the Current Yield, is 6%
x,         the number of days remaining (computed  from
           Wednesday  of the week of withdrawal) in the
           Guaranteed Term, is 927.

                       (1 + i)                  x
    MVA =      {        -----        }      --------
                       (1 + j)                 365

                        1.05                927
        =      {        -----        }      ---
                        1.06                365

        =  .9762

In this example the Deposit Period Yield of 5% is less than the Current Yield of 6%, therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,048.76 withdrawal from the Guaranteed Term.

EXAMPLE II

Assumptions:

i,         the Deposit Period Yield, is 10%
j,         the Current Yield, is 8%
x,         the number of days remaining (computed  from
           Wednesday  of the week of withdrawal) in the
           Guaranteed Term, is 927.

                       (1 + i)                  x
    MVA =      {        -----        }      --------
                       (1 + j)                 365

                        1.10                927
        =      {        -----        }      ---
                        1.08                365

        =  1.0477

In this example the Deposit Period Yield of 10% is greater than the Current Yield of 8%, therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal of transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,908.94 withdrawal from the Guaranteed Term.
Assumptions:

i,         the Deposit Period Yield, is 5%
j,         the Current Yield, is 4%
x,         the number of days remaining (computed  from
           Wednesday  of the week of withdrawal) in the
           Guaranteed Term, is 927.

                       (1 + i)                  x
    MVA =      {        -----        }      --------
                       (1 + j)                 365

                        1.05                927
        =      {        -----        }      ---
                        1.04                365

        =  1.0246

In this example the Deposit Period Yield of 5% is greater than the Current Yield of 4%, therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal of transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,951.98 withdrawal from the Guaranteed Term.

                                  APPENDIX II
                   EXAMPLES OF MARKET VALUE ADJUSTMENT YIELDS

The following hypothetical examples show the Market Value Adjustment based on a given Current Yield at various times remaining in the Guaranteed Term. Table A illustrates figures based on a Deposit Period Yield of 10%; Table B illustrates figures based on a Deposit Period Yield of 5%. The Market Value Adjustment will have either a positive or negative influence on the amount withdrawn from or remaining in a Guaranteed Term. Also, the amount of the Market Value Adjustment generally decreases as the end of the Guaranteed Term approaches.

TABLE A:  Deposit Period Yield of 10%

              CHANGE IN
               DEPOSIT                    TIME REMAINING TO MATURITY OF GUARANTEED TERM
  CURRENT      PERIOD     -----------------------------------------------------------------------------
   YIELD        YIELD       8 YEARS      6 YEARS      4 YEARS      2 YEARS      1 YEAR       3 MONTHS
-----------  -----------  -----------  -----------  -----------  -----------  -----------  ------------
       15%          +5%       -29.9%       -23.4%       -16.3%        -8.5%        -4.3%         -1.1%
       13%          +3%       -19.4        -14.9        -10.2         -5.2         -2.7          -0.7
       12%          +2%       -13.4        -10.2         -7.0         -3.5         -1.8          -0.4
       11%          +1%        -7.0         -5.3         -3.6         -1.8         -0.9          -0.2
        9%          -1%         7.6          5.6          3.7          1.8          0.9           0.2
        8%          -2%        15.8         11.6          7.6          3.7          1.9           0.5
        7%          -3%        24.8         18.0         11.7          5.7          2.8           0.7
        5%          -5%        45.1         32.2         20.5          9.8          4.8           1.2

TABLE B:  Deposit Period Yield of 5%

              CHANGE IN
               DEPOSIT                    TIME REMAINING TO MATURITY OF GUARANTEED TERM
  CURRENT      PERIOD     -----------------------------------------------------------------------------
   YIELD        YIELD       8 YEARS      6 YEARS      4 YEARS      2 YEARS      1 YEAR       3 MONTHS
-----------  -----------  -----------  -----------  -----------  -----------  -----------  ------------
        9%          +4%       -25.9%       -20.1%       -13.9%        -7.2%        -3.7%         -0.9%
        8%          +3%       -20.2        -15.6        -10.7         -5.5         -2.8          -0.7
        7%          +2%       -14.0        -10.7         -7.3         -3.7         -1.9          -0.5
        6%          +1%        -7.3         -5.5         -3.7         -1.9         -0.9          -0.2
        4%          -1%         8.0          5.9          3.9          1.9          1.0           0.2
        3%          -2%        16.6         12.2          8.0          3.9          1.9           0.5
        2%          -3%        26.1         19.0         12.3          6.0          2.9           0.7
        1%          -4%        36.4         26.2         16.8          8.1          4.0           1.0

                            SELECTED FINANCIAL DATA

The following selected financial data for the Company should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus.

                                 THREE MONTHS
                               ENDED MARCH 31,                   YEARS ENDED DECEMBER 31,
                             --------------------  -----------------------------------------------------
                               1995       1994       1994       1993       1992       1991       1990
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (Millions)
Total Revenue..............  $   360.7  $   327.6  $ 1,332.2  $ 1,264.5  $ 1,176.1  $ 1,129.5  $ 1,151.7
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income.................  $    40.3  $    32.2  $   145.3  $   142.9  $   122.8  $    89.8  $    69.0
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total Assets...............  $22,296.9  $19,866.8  $20,941.8  $20,135.7  $16,932.9  $15,154.0  $13,003.8
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS: OPERATING SUMMARY

                                                       THREE MONTHS
                                                     ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                   --------------------  -------------------------------
OPERATING SUMMARY                                    1995       1994       1994       1993       1992
-------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                        (Millions)
Premiums.........................................  $    32.2  $    25.4  $   124.2  $    82.1  $    72.5
Charges assessed against policyholders...........       74.9       68.2      279.0      251.5      235.4
Net investment income............................      235.8      231.1      917.2      911.9      848.1
Net realized capital gains.......................        5.1        0.8        1.5        9.5       13.4
Other income.....................................       12.7        2.1       10.3        9.5        6.7
                                                   ---------  ---------  ---------  ---------  ---------
      Total revenue..............................      360.7      327.6    1,332.2    1,264.5    1,176.1
                                                   ---------  ---------  ---------  ---------  ---------
Current and future benefits......................      215.1      206.4      852.4      806.4      761.6
Operating expenses...............................       75.3       60.3      227.2      201.3      213.5
Amortization of deferred policy acquisition
 costs...........................................       11.2       13.1       36.1       37.7       32.9
                                                   ---------  ---------  ---------  ---------  ---------
      Total benefits and expenses................      301.6      279.8    1,115.7    1,045.4    1,008.0
                                                   ---------  ---------  ---------  ---------  ---------
      Income before federal income taxes.........       59.1       47.8      216.5      219.1      168.1
Federal income taxes.............................       18.8       15.6       71.2       76.2       54.9
                                                   ---------  ---------  ---------  ---------  ---------
      Income before cumulative effect
       adjustments...............................       40.3       32.2      145.3      142.9      113.2
Cumulative effect adjustments, net of tax:
    Change in accounting for income taxes........         --         --         --         --       22.8
    Change in accounting for postretirement
     benefits other than pensions................         --         --         --         --      (13.2)
                                                   ---------  ---------  ---------  ---------  ---------
      Net income.................................  $    40.3  $    32.2  $   145.3  $   142.9  $   122.8
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Deposits not included in premiums above:(1)
    Fully guaranteed.............................  $   299.3  $   185.8  $   323.0  $   194.9  $   261.1
    Experience-rated.............................      270.8      313.0    1,134.2    1,207.9    1,028.1
    Non-guaranteed...............................      351.0      343.0    1,913.1    1,385.9      863.0
                                                   ---------  ---------  ---------  ---------  ---------
      Total......................................  $   921.1  $   841.8  $ 3,370.3  $ 2,788.7  $ 2,152.2
                                                   ---------  ---------  ---------  ---------  ---------
Assets under management:(2)
    Fully guaranteed.............................  $ 2,962.9  $ 2,637.6  $ 2,542.6  $ 2,428.1  $ 2,306.6
    Experience-rated.............................    9,638.2    8,888.6    9,201.3    9,241.5    7,416.3
    Non-guaranteed...............................    8,548.1    7,116.1    8,223.2    7,111.0    5,894.5
                                                   ---------  ---------  ---------  ---------  ---------
      Total......................................  $21,149.2  $18,642.3  $19,967.1  $18,780.6  $15,617.4
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

(1)Under FAS 97, certain deposits are not included in premiums or revenue.
(2)Under FAS 115, included above are net unrealized gains (losses) of $(69.8) million and $218.5 million at March 31, 1995 and 1994, respectively, and $(386.4) million and $747.1 million at December 31, 1994 and 1993, respectively.

OVERVIEW

The Company's adjusted earnings (after-tax) follow (in millions):

                                                             THREE MONTHS
                                                           ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                         --------------------  -------------------------------
                                                           1995       1994       1994       1993       1992
                                                         ---------  ---------  ---------  ---------  ---------
Income before cumulative effect adjustments............  $    40.3  $    32.2  $   145.3  $   142.9  $   113.2
Less:
    Net realized capital gains.........................        3.3        0.5        1.0        6.2        8.8
                                                         ---------  ---------  ---------  ---------  ---------
Adjusted earnings......................................  $    37.0  $    31.7  $   144.3  $   136.7  $   104.4
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

FIRST QUARTER 1995 COMPARED TO FIRST QUARTER 1994

The Company's adjusted earnings for the three months ended March 31, 1995 increased 17% when compared with the same period a year ago. The improvement in the first quarter of 1995 adjusted earnings reflected increases in charges assessed against policyholders and net investment income, primarily due to an increase in assets under management. First quarter results also reflected increases in operating expenses, primarily related to the implementation of a new contract administration system.

1994 COMPARED TO 1993

The Company's adjusted earnings increased 6% in 1994 following a 31% increase in 1993. The improvement in 1994 adjusted earnings reflected an increase in charges assessed against policyholders, primarily due to an increase in the volume of business in force, partially offset by increases in operating expenses, primarily related to the implementation of a new annuity contract administration system. The improvement in 1993 adjusted earnings reflected increased investment income, primarily due to the increase in assets under management, partially offset by a downward trend in investment yields on newly invested assets. The 1993 increase also reflected lower operating expenses due to prior restructurings.

Assets under management, excluding FAS 115, at December 31, 1994 of $20.3 billion, were 12.9% above 1993 levels, following a 15.4% increase in 1993. The $20.3 billion includes $2.6 billion of fully guaranteed investment options, $9.5 billion of experience-rated investment options and $8.2 billion in non-guaranteed investment options. The Company's contracts typically impose surrender fees which decline over the duration of the contract. Assets held under experience rated general account options have transfer and withdrawal limitations. Withdrawals from the fully guaranteed accumulation options prior to maturity include an adjustment intended to reflect the estimated fair value of the assets supporting the contract at the time of withdrawal. Approximately 90% and 91% of assets under management allowed for contractholder withdrawal, 54% and 53% of which are subject to market value adjustments or deferred surrender charges at December 31, 1994 and 1993, respectively.

SEGMENT RESULTS
LIFE INSURANCE SEGMENT

                                                            THREE MONTHS
                                                          ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                        --------------------  -------------------------------
OPERATING SUMMARY                                         1995       1994       1994       1993       1992
------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                             (Millions)
Premiums..............................................  $    12.5  $    12.6  $    54.0  $    50.1  $    53.7
Charges assessed against policyholders................       40.9       37.0      152.4      142.1      139.3
Net investment income.................................       42.1       43.7      171.3      172.7      165.6
Net realized capital gains............................        0.7        0.1        0.1        0.4        1.0
Other income..........................................        1.8        1.5        8.3        6.4        4.0
                                                        ---------  ---------  ---------  ---------  ---------
      Total revenue...................................       98.0       94.9      386.1      371.7      363.6
                                                        ---------  ---------  ---------  ---------  ---------
Current and future benefits...........................       47.5       51.1      214.2      194.3      194.3
Operating expenses....................................       15.2       17.4       58.3       58.2       75.5
Amortization of deferred policy acquisition costs.....        9.6        6.6       16.8       21.2       19.2
                                                        ---------  ---------  ---------  ---------  ---------
      Total benefits and expenses.....................       72.3       75.1      289.3      273.7      289.0
                                                        ---------  ---------  ---------  ---------  ---------
      Income before federal income taxes..............       25.7       19.8       96.8       98.0       74.6
Federal income taxes..................................        9.7        7.8       37.0       41.9       29.0
                                                        ---------  ---------  ---------  ---------  ---------
      Income before cumulative effect adjustments.....  $    16.0  $    12.0  $    59.8  $    56.1  $    45.6
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Deposits not included in premiums above:(1)
    Fully guaranteed..................................         --         --         --         --         --
    Experience-rated..................................  $    79.1  $    63.5  $   280.6  $   237.4  $   236.7
    Non-guaranteed....................................        8.2        5.8       28.4       22.4       18.2
                                                        ---------  ---------  ---------  ---------  ---------
      Total...........................................  $    87.3  $    69.3  $   309.0  $   259.8  $   254.9
                                                        ---------  ---------  ---------  ---------  ---------
Assets under management:(2)
    Fully guaranteed..................................  $   620.5  $   636.9  $   636.7  $   670.1  $   683.7
    Experience-rated..................................    1,543.8    1,412.5    1,458.4    1,440.4    1,232.2
    Non-guaranteed....................................       88.1       70.2       80.1       69.6       57.2
                                                        ---------  ---------  ---------  ---------  ---------
      Total...........................................  $ 2,252.4  $ 2,119.6  $ 2,175.2  $ 2,180.1  $ 1,973.1
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------

(1)Under FAS 97, universal life and interest-sensitive whole life deposits are not included in premiums or revenue.
(2)Under FAS No. 115, included above are net unrealized gains (losses) of $(7.8) million and $33.4 million at March 31, 1995 and 1994, respectively, and $(48.7) million and $100.9 million at December 31, 1994 and 1993, respectively.

Adjusted  earnings  in  the  Life  Insurance  segment  (after-tax)  follow   (in
millions):

                                                                 THREE MONTHS
                                                               ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1995       1994       1994       1993       1992
                                                             ---------  ---------  ---------  ---------  ---------
Income before cumulative effect adjustments................  $    16.0  $    12.0  $    59.8  $    56.1  $    45.6
Less:
    Net realized capital gains.............................        0.4        0.1        0.1        0.3        0.6
                                                             ---------  ---------  ---------  ---------  ---------
Adjusted earnings..........................................  $    15.6  $    11.9  $    59.7  $    55.8  $    45.0
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

FIRST QUARTER 1995 COMPARED TO FIRST QUARTER 1994

Adjusted earnings of $15.6 million for the three months ended March 31, 1995 increased 31% when compared with $11.9 million for the same period a year ago. The improvement in adjusted earnings reflected an increase in the volume of business in force as a result of strong sales over the past year offset in part by lower net investment income.

Charges assessed against policyholders for universal life and interest-sensitive whole life insurance increased 11% for the first quarter of 1995 when compared with the first quarter of 1994 reflecting an increase in the volume of business in force.

Net investment income for the first quarter of 1995 decreased by 4% when compared with the same period a year ago reflecting the lower net investment yield on the Company's portfolio of investments, partially offset by the increase in universal life assets under management.

Current and future benefits decreased 7% in the first quarter of 1995 when compared with the same period a year ago reflecting improved mortality experience related to universal life insurance.

First quarter 1995 operating expenses decreased by 13% when compared with the first quarter of 1994, primarily attributable to a reduction in the allocation of corporate expenses from Aetna.

1994 COMPARED TO 1993

Adjusted earnings in 1994 of $59.7 million increased 7% over the prior year adjusted earnings of $55.8 million. The improvement in 1994 adjusted earnings reflected higher business in force offset in part by lower net investment income. Adjusted earnings in 1993 increased 24% to $55.8 million when compared to 1992 adjusted earnings of $44.9 million. The 1993 adjusted earnings improvement primarily reflected a reduction of operating expenses, attributable to savings from past restructurings.

Premiums, related to term and whole life insurance, increased by 8% in 1994 following a 7% decrease in 1993. Deposits, related to universal life and interest-sensitive whole life insurance, grew by 19% and 2% in 1994 and 1993, respectively. The increase in premiums and deposits in 1994 reflected strong first year sales and retention.

Charges assessed against policyholders for universal life and interest-sensitive whole life insurance increased 7% in 1994 and 2% in 1993 reflecting an increase in the volume of business in force.

Net investment income decreased by 1% in 1994 following a 4% increase in 1993 reflecting the downward trend in the net investment yield on the Company's portfolio of investments, offset by the increase in universal life assets under management.

Current and future benefits increased 10% in 1994 and were flat in 1993. The increase in 1994 reflected higher mortality related to universal life insurance. This resulted in lower amortization of deferred policy acquisition costs which decreased by 21% in 1994. Amortization of deferred policy acquisition costs increased 10% in 1993 reflecting the increase in the business in force.

The 1994 operating expenses of $58.3 million is level with the 1993 operating expenses of $58.2 million, reflecting continued savings from previous restructurings. Operating expenses decreased by 23% in 1993, also attributable to savings associated with previous restructurings.

Assets under management, excluding FAS 115, at December 31, 1994 of $2.2 billion, were 6.9% above 1993 levels, following a 5.3% increase in 1993. The $2.2 billion includes $0.6 billion of fully guaranteed investment options, $1.5 billion of experience-rated investment options and $0.1 billion in non-guaranteed investment options.

  OUTLOOK

Universal life sales through traditional channels (managing general agents and regional brokers) are expected to continue to be strong in 1995. ALIAC will also focus on the sale of life products through non-traditional distribution channels (banks). ALIAC is also exploring attaining growth through acquisitions of blocks of business.

FINANCIAL SERVICES SEGMENT

                                                       THREE MONTHS
                                                     ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                   --------------------  -------------------------------
OPERATING SUMMARY                                    1995       1994       1994       1993       1992
-------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                        (Millions)
Premiums.........................................  $    19.7  $    12.8  $    70.2  $    32.0  $    18.8
Charges assessed against policyholders...........       34.0       31.2      126.6      109.4       96.1
Net investment income............................      193.7      187.4      745.9      739.2      682.5
Net realized capital gains.......................        4.4        0.7        1.4        9.1       12.4
Other income.....................................       10.9        0.6        2.0        3.1        2.7
                                                   ---------  ---------  ---------  ---------  ---------
      Total revenue..............................      262.7      232.7      946.1      892.8      812.5
                                                   ---------  ---------  ---------  ---------  ---------
Current and future benefits......................      167.6      155.3      638.2      612.1      567.3
Operating expenses...............................       60.1       42.9      168.9      143.1      138.0
Amortization of deferred policy acquisition
 costs...........................................        1.6        6.5       19.3       16.5       13.7
                                                   ---------  ---------  ---------  ---------  ---------
      Total benefits and expenses................      229.3      204.7      826.4      771.7      719.0
                                                   ---------  ---------  ---------  ---------  ---------
      Income before federal income taxes.........       33.4       28.0      119.7      121.1       93.5
Federal income taxes.............................        9.1        7.8       34.2       34.3       25.9
                                                   ---------  ---------  ---------  ---------  ---------
      Income before cumulative effect
       adjustments...............................  $    24.3  $    20.2  $    85.5  $    86.8  $    67.6
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Deposits not included in premiums above:(1)
    Fully guaranteed.............................  $   299.3  $   185.8  $   323.0  $   194.9  $   261.1
    Experience-rated.............................      191.7      249.5      853.6      970.5      791.4
    Non-guaranteed...............................      342.8      337.2    1,884.7    1,363.5      844.8
                                                   ---------  ---------  ---------  ---------  ---------
      Total......................................  $   833.8  $   772.5  $ 3,061.3  $ 2,528.9  $ 1,897.3
                                                   ---------  ---------  ---------  ---------  ---------
Assets under management:(2)
    Fully guaranteed.............................  $ 2,342.4  $ 2,000.7  $ 1,905.9  $ 1,758.0  $ 1,622.9
    Experience-rated.............................    8,094.4    7,476.1    7,742.9    7,801.1    6,184.1
    Non-guaranteed...............................    8,460.0    7,045.9    8,143.1    7,041.4    5,837.3
                                                   ---------  ---------  ---------  ---------  ---------
      Total......................................  $18,896.8  $16,522.7  $17,791.9  $16,600.5  $13,644.3
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

(1)Under FAS 97, certain deposits are not included in premiums or revenue.
(2)Under FAS 115, included above are net unrealized gains (losses) of $(62.0) million and $185.1 million at March 31, 1995 and 1994, respectively, and $(337.7) million and $646.2 million at December 31, 1994 and 1993, respectively.

Adjusted earnings in the Financial Services segment (after-tax) follow (in millions):

                                                                 THREE MONTHS
                                                               ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1995       1994       1994       1993       1992
                                                             ---------  ---------  ---------  ---------  ---------
Income before cumulative effect adjustments................  $    24.3  $    20.2  $    85.5  $    86.8  $    67.6
Less:
    Net realized capital gains.............................        2.9        0.4        0.9        5.9        8.2
                                                             ---------  ---------  ---------  ---------  ---------
Adjusted earnings..........................................  $    21.4  $    19.8  $    84.6  $    80.9  $    59.4
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

FIRST QUARTER 1995 COMPARED TO FIRST QUARTER 1994

Effective January 1, 1995 the Company assumed responsibility for two service organizations, a record keeping service organization and a payment and retiree administration service organization with a combined adjusted earnings of $(0.4) million. As a result, other income and operating expenses reflect variances of $10.4 million and $11.0 million, respectively, when comparing the first quarter of 1995 to the same period a year ago. The results of these organizations were previously reported by an affiliate.

Adjusted earnings of $21.4 million for the three months ended March 31, 1995 increased 8% when compared with $19.8 million for the same period a year ago. The improvement in adjusted earnings reflected an increase in charges assessed against policyholders and net investment income primarily due to an increase in assets under management offset in part by an increase in operating expenses.

Charges assessed against policyholders for annuity contracts increased 9% for the first quarter of 1995 when compared with the first quarter of 1994, reflecting the increase in assets under management.

Net investment income in the first quarter of 1995 increased 3% when compared with the first quarter of 1994, reflecting the increase in assets under management offset by a lower new investment yield on the Company's portfolio of investments.

First quarter 1995 operating expenses, excluding the impact of moving the two service organizations into the Company as discussed above, increased by 14% when compared to first quarter 1994. The increase reflected expenses associated with the implementation of a new contract administration system partially offset by a reduction in the allocation of corporate expense from Aetna.

1994 COMPARED TO 1993

Adjusted earnings in 1994 increased 5% in 1994 to $84.6 million following a 36% increase in 1993. The 1994 improvement reflected an increase in assets under management offset in part by an 18% increase in operating expenses. The 1993 improvement in adjusted earnings reflected an increase in assets under management.

Premiums, related to annuity contracts containing life contingencies, increased by 119% in 1994, following a 70% increase in 1993, reflecting an increase in structured settlement sales. Deposits, related to annuity contracts not containing life contingencies, reflected a 21% increase in 1994 following a 33% increase in 1993. Deposits in 1994 included the $205 million acquisition of a block of primarily individual annuity business from an unaffiliated insurer.

Charges assessed against policyholders for certain annuity contracts increased by 16% and 14% in 1994 and 1993, respectively, reflecting the increase in assets under management.

Net investment income in 1994 increased 1% to $745.9 million following a 8% increase in 1993, reflecting the increase in assets under management offset by a downward trend in the net investment yield on the Company's portfolio of investments.

Current and future benefits increased by 4% and 8% in 1994 and 1993, respectively. Amortization of deferred acquisition costs increased by 17% and 20% in 1994 and 1993, respectively. These increases reflected the increase in assets under management.

Operating expenses increased by 18% in 1994 and 4% in 1993. The 1994 increase reflected expenses associated with the implementation of a new contract administration system.

Assets under management, excluding FAS 115, at December 31, 1994 of $18.1 billion were 13.7% above 1993 levels, following a 17.0% increase in 1993. The $18.1 billion includes $2.0 billion of fully guaranteed investment options, $8.0 billion of experience-rated investment options and $8.1 billion in non-guaranteed investment options.

  OUTLOOK

Sales through traditional channels (primarily career agents, consultants and third party administrators) are expected to continue to be strong in 1995. ALIAC intends to increase its focus on the sale of non-qualified products through the non-traditional distribution channels (banks and broker/dealers). ALIAC is also exploring attaining growth through additional acquisitions of blocks of business.

Results in 1994 and 1993 included costs to implement a new contract administration system. Additional costs will continue to be incurred as implementation continues and enhancements are made to realize the full potential of the new system. The primary benefit of the system is that it enables ALIAC to offer both new products through product development flexibility and a large array of investment fund options to customers, which is necessary to remain competitive in an expanding marketplace.

GENERAL ACCOUNT INVESTMENTS

The Company's investment strategies and portfolios are intended to match the duration of the related liabilities and provide sufficient cash flow to meet obligations while maintaining a competitive after-tax rate of return. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities. The risks associated with investments supporting experience-rated products are assumed by those customers subject to, among other things, certain minimum guarantees.

                                                                          MARCH 31,
                                                                            1995        1994       1993
                                                                         -----------  ---------  ---------
                                                                                    (Millions)
Debt securities........................................................   $10,897.4   $10,191.4  $10,531.0
Equity securities
    Non-redeemable preferred stock.....................................        46.3        47.2       45.9
    Investment in affiliated mutual funds..............................       221.3       181.9      126.7
Short-term investments.................................................        68.6        98.0       22.6
Mortgage loans.........................................................         9.7         9.9       10.1
Policy loans...........................................................       274.7       248.7      202.7
Limited partnership....................................................        24.5        24.4         --
                                                                         -----------  ---------  ---------
    Total Investments..................................................    11,542.5    10,801.5   10,939.0
Cash and cash equivalents..............................................       660.1       623.3      536.1
                                                                         -----------  ---------  ---------
    Total Investments and Cash and Cash Equivalents....................   $12,202.6   $11,424.8  $11,475.1
                                                                         -----------  ---------  ---------
                                                                         -----------  ---------  ---------

  DEBT SECURITIES

At December 31, 1994 and 1993, the Company's carrying value of investments in debt securities were $10.2 billion and $10.5 billion, 94% and 96%, respectively, of total general account invested assets. At December 31, 1994 and 1993, $8.0 billion and $8.3 billion, 78% and 79%, respectively, of total debt securities supported experience-rated products.

It is management's objective that the portfolio of debt securities be of high quality and be well-diversified by market sector. The debt securities in the Company's portfolio are generally rated by external rating agencies, and if not externally rated, are rated by the Company on a basis believed to be comparable to that used by rating agencies. The average quality rating of the Company's bond portfolio was AA at December 31, 1994 and 1993.

DEBT SECURITY QUALITY RATINGS 12/31/94             DEBT SECURITIES INVESTMENTS BY MARKET SECTOR 12/31/94
-------------------------------------------------  ----------------------------------------------------------------
AAA ................................        56.7%  U.S. Corporate Securities .........................        34.2%
AA .................................         8.3   Residential Mortgage-Backed Securities ............        32.1
A ..................................        23.3   U.S. Treasuries/Agencies ..........................        12.9
BBB ................................         8.5   Foreign Securities ................................         9.7
BB .................................         2.5   Other Loan-Backed Securities ......................         6.7
                                                   Commercial/Multifamily Mortgage-Backed
B ..................................         0.7   Securities ........................................         4.0
                                                   Other .............................................         0.4

In 1994, the percentage of residential mortgage-backed securities was significantly reduced as a result of changes in their risk and return characteristics and to better diversify the risk profile of the Company's assets. Investments in U.S. Corporate, U.S. Treasuries/Agencies, other loan-backed, and commercial/multifamily mortgage-backed securities all increased.

Other loan-backed securities (securities backed by auto loans, credit card receivables, etc.) and commercial/multifamily mortgage-backed securities (securitized pools of mortgages) are predominantly AAA rated, and are not subject to the prepayment risk of residential mortgage-backed securities.

  OUTLOOK

In 1995, the Company expects to reduce the percentage of its portfolio invested in Treasuries and Cash Equivalents, maintain the percentage invested in residential mortgage-backs, and increase the percentage invested in corporates, U.S. dollar denominated foreigns, and securitized pools of commercial and multifamily mortgages. The overall average quality rating of the Company's portfolio and its average duration is not expected to change significantly.

It is expected that the net investment yield on the Company's portfolio of investments will trend upwards in 1995, assuming current interest rates do not significantly decrease. There is no assurance that this upward trend will continue.

LIQUIDITY AND CAPITAL RESOURCES

                                                       THREE MONTHS
                                                     ENDED MARCH 31,        YEARS ENDED DECEMBER 31,
                                                   --------------------  -------------------------------
                                                     1995       1994       1994       1993       1992
                                                   ---------  ---------  ---------  ---------  ---------
                                                                        (Millions)
Consolidated Assets..............................  $22,296.9  $19,866.8  $20,941.8  $20,135.7  $16,932.9
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Shareholder's Equity.............................  $ 1,285.5  $ 1,204.8  $ 1,088.5  $ 1,246.7  $   990.1
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Net Cash provided by (used by) Operating
 Activities......................................  $   177.3  $    56.8  $   206.6  $   179.5  $   100.1
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Net Cash used for Investing Activities...........  $  (359.9) $  (349.2) $  (908.5) $(1,151.5) $  (902.1)
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Net Cash provided by Financing Activities........  $   219.4  $   211.0  $   789.1  $ 1,117.5  $   851.9
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Cash and Cash Equivalents........................  $   660.1  $   454.7  $   623.3  $   536.1  $   390.6
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

The consolidated assets and shareholder's equity amounts for the years ended December 31, 1994 and 1993 reflect the implementation of FAS 115. See Notes 1 and 3 of Notes to Consolidated Financial Statements.

Insurance premiums received are invested in assets that generally have maturities or durations similar to those of the Company's liabilities. In attempting to match asset and liability durations, a number of assumptions must be made with regard to cash flows from insurance operations and from investing and financing activities. In the event that subsequent developments are inconsistent with earlier assumptions, maturing liabilities and investment assets may no longer be matched to the degree originally anticipated, thereby placed unanticipated demands on cash flow and liquidity. The Company has several alternatives available to meet any such unanticipated demands should they occur. These include liquidating the Company's substantial cash and cash equivalents or selling liquid, high quality mortgage-backed securities and corporate bonds.

Cash and Cash Equivalents increased $87.2 million in 1994 compared to December 31, 1993 primarily due to an increase in net cash flows from investment contracts.

There were no capital contributions in 1994, 1993 or 1992. (See Note 8 of Notes to Consolidated Financial Statements.)

The amount of dividends which may be paid to the shareholder without approval by the Insurance Commissioner of the State of Connecticut is subject to various restrictions. Based upon these restrictions, the Company is permitted a maximum of $70.9 million in dividend distributions in 1995.

REINSURANCE
Reinsurance arrangements with affiliated and non-affiliated insurance companies are utilized to reduce exposure to losses in excess of predetermined limits per individual life. The Company's retention limit per individual life is $2.0 million. For further discussion on reinsurance arrangements, see Notes 8 and 9 of the Notes to the Consolidated Financial Statements.

The following tables set forth the distribution of invested assets, and the amounts for cash, accrued investment income, and reinsurance loan to affiliate as of the end of the years indicated, as well as summarize investment results, excluding Separate Accounts, of the Company:

                                                     1994       1993       1992       1991       1990
                                                   ---------  ---------  ---------  ---------  ---------
                                                                        (Millions)
Debt Securities(1):
  United States Government and government
   agencies and authorities......................  $ 1,353.0  $   840.5  $    64.6  $    53.7  $     7.5
  Foreign governments............................      401.7      320.3       82.4       33.8      130.0
  Public utilities...............................      289.6      388.6      131.3       98.9      168.7
  Mortgage-backed securities.....................    3,682.0    6,732.7    6,434.3    5,719.3    4,843.5
  Corporate and all other........................    4,804.7    2,248.9    1,915.1    1,725.1    1,415.4
                                                   ---------  ---------  ---------  ---------  ---------
  Total debt securities..........................   10,191.4   10,531.0    8.627.7    7,630.8    6,565.1
                                                   ---------  ---------  ---------  ---------  ---------
Equity securities................................       47.2       45.9       21.3       58.2       18.3
Investment in affiliated mutual funds............      181.9      126.7       62.9         .5         --
Short-term investments...........................       98.0       22.6        1.5        1.5         --
Mortgage loans...................................        9.9       10.1       12.3       14.0       19.0
Policy loan......................................      248.7      202.7      166.4      134.0      102.8
                                                   ---------  ---------  ---------  ---------  ---------
    Total investments............................  $10,801.5  $10,939.0  $ 8,892.1  $ 7,839.0  $ 6,705.2
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents........................  $   623.3  $   536.1  $   390.6  $   340.7  $   490.8
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Accrued investment income........................  $   142.2  $   124.7  $   113.7  $   104.9  $    87.2
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------
Reinsurance loan to affiliate(2).................  $   690.3  $   711.0  $   742.9  $   780.7  $   827.2
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

(1)For information concerning the valuation of investments, see Notes 1 and 2 of Notes to Consolidated Financial Statements.
(2)For information concerning the reinsurance loan to affiliate, see Note 8 of Notes to Consolidated Financial Statements.

                                                                                                NET CAPITAL
                                                           NET           EARNED NET          GAINS (LOSSES)(3)
                                                       INVESTMENT     INVESTMENT INCOME   ------------------------
                                                        INCOME(1)          RATE(2)         REALIZED    UNREALIZED
                                                      -------------  -------------------  -----------  -----------
                                                                      (dollar amounts in millions)
For the year:
1994................................................    $   917.2               7.8%       $     1.5    $   (81.0)(4)
1993................................................        911.9               8.8              9.5        176.3(4)
1992................................................        848.1               9.2             13.4          1.2
1991................................................        773.8               9.4              4.3          1.3
1990................................................        704.4               9.7              4.7         (1.7)

(1)Net investment income excludes net capital gains (losses) and is after deduction of investment expenses, but before deduction of federal income taxes.
(2)The rates of return on invested assets shown above have been determined in accordance with the rules prescribed by the National Association of Insurance Commissioners. The Earned Net Investment Income Rate for any given year is equal to (a) net investment income multiplied by two, divided by (b) the sum of cash, invested assets and investment income due and accrued less borrowed money at the beginning of the year and cash, invested assets and investment income due and accrued less borrowed money at the end of the year, less net investment income. Amounts relating to the reinsurance loan to affiliate have been included in the 1993, 1992, 1991, and 1990 calculations.
(3)Net realized and unrealized capital gains (losses) are before federal income taxes and after deduction for amounts allocable to experience-rated contract holders.
(4)Unrealized gains for 1994 and 1993 reflect the implementation of Financial Accounting Standards Board Statement No. 115 (See Note 1 of Notes to Consolidated Financial Statements).

                       CONSOLIDATED FINANCIAL STATEMENTS
           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
                                     INDEX

                                                                                                       PAGE
                                                                                                       -----
Independent Auditors' Report......................................................................         F-2
Consolidated Financial Statements:
  Consolidated Statements of Income for the Years Ended December 31, 1994, 1993, and 1992.........         F-3
  Consolidated Balance Sheets as of December 31, 1994 and 1993....................................         F-4
  Consolidated Statements of Changes in Shareholder's Equity for the Years Ended December 31,
   1994, 1993 and 1992............................................................................         F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993 and 1992......         F-6
Notes to Consolidated Financial Statements........................................................         F-7
  Consolidated Statements of Income for the Three Months Ended March 31, 1995 and 1994
   (unaudited)....................................................................................        F-28
  Consildated Balance Sheets as of March 31, 1995 (unaudited).....................................        F-29
  Consolidated Statements of Shareholder's Equity for the Three Months Ended March 31, 1995 and
   1994 (unaudited)...............................................................................        F-30
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1995 and 1994
   (unaudited)....................................................................................        F-31

                          INDEPENDENT AUDITORS' REPORT

THE SHAREHOLDER AND BOARD OF DIRECTORS
AETNA LIFE INSURANCE AND ANNUITY COMPANY:

We have audited the accompanying consolidated balance sheets of Aetna Life Insurance and Annuity Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aetna Life Insurance and Annuity Company and Subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its methods of accounting for certain investments in debt and equity securities and reinsurance contracts. In 1992, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                         KPMG Peat Marwick LLP

Hartford, Connecticut
February 7, 1995

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
                       CONSOLIDATED STATEMENTS OF INCOME
                                   (MILLIONS)

                                                                                YEARS ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1994       1993       1992
                                                                             ---------  ---------  ---------
Revenue:
  Premiums.................................................................  $   124.2  $    82.1  $    72.5
  Charges assessed against policyholders...................................      279.0      251.5      235.4
  Net investment income....................................................      917.2      911.9      848.1
  Net realized capital gains...............................................        1.5        9.5       13.4
  Other income.............................................................       10.3        9.5        6.7
                                                                             ---------  ---------  ---------
      Total revenue........................................................    1,332.2    1,264.5    1,176.1
                                                                             ---------  ---------  ---------
Benefits and expenses:
  Current and future benefits..............................................      852.4      806.4      761.6
  Operating expenses.......................................................      227.2      201.3      213.5
  Amortization of deferred policy acquisition costs........................       36.1       37.7       32.9
                                                                             ---------  ---------  ---------
    Total benefits and expenses............................................    1,115.7    1,045.4    1,008.0
                                                                             ---------  ---------  ---------
Income before federal income taxes and cumulative effect adjustments.......      216.5      219.1      168.1
  Federal income taxes.....................................................       71.2       76.2       54.9
                                                                             ---------  ---------  ---------
Income before cumulative effect adjustments................................      145.3      142.9      113.2
Cumulative effect adjustments, net of tax:
  Change in accounting for income taxes....................................         --         --       22.8
  Change in accounting for postretirement benefits other than pensions.....         --         --      (13.2)
                                                                             ---------  ---------  ---------
Net income.................................................................  $   145.3  $   142.9  $   122.8
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
                          CONSOLIDATED BALANCE SHEETS
                                   (MILLIONS)

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1994       1993
                                                                                     ---------  ---------
ASSETS
-----------------------------------------------------------------------------------
Investments:
  Debt securities, available for sale:
   (amortized cost: $10,577.8 and $9,783.9)........................................  $10,191.4  $10,531.0
  Equity securities, available for sale:
   Non-redeemable preferred stock (cost: $43.3 and $38.3)..........................       47.2       45.9
  Investment in affiliated mutual funds (cost: $187.2 and $122.4)..................      181.9      126.7
  Short-term investments...........................................................       98.0       22.6
  Mortgage loans...................................................................        9.9       10.1
  Policy loans.....................................................................      248.7      202.7
  Limited partnership..............................................................       24.4         --
                                                                                     ---------  ---------
      Total investments............................................................   10,801.5   10,939.0
Cash and cash equivalents..........................................................      623.3      536.1
Accrued investment income..........................................................      142.2      124.7
Premiums due and other receivables.................................................       75.8       67.0
Deferred policy acquisition costs..................................................    1,172.0    1,061.0
Reinsurance loan to affiliate......................................................      690.3      711.0
Other assets.......................................................................       15.9       12.6
Separate Accounts assets...........................................................    7,420.8    6,684.3
                                                                                     ---------  ---------
      Total assets.................................................................  $20,941.8  $20,135.7
                                                                                     ---------  ---------
                                                                                     ---------  ---------
LIABILITIES AND SHAREHOLDER'S EQUITY
-----------------------------------------------------------------------------------
Liabilities:
  Future policy benefits...........................................................  $ 2,968.1  $ 2,741.8
  Unpaid claims and claim expenses.................................................       23.8       27.2
  Policyholders' funds left with the Company.......................................    8,901.6    9,003.9
                                                                                     ---------  ---------
      Total insurance liabilities..................................................   11,893.5   11,698.7
  Other liabilities................................................................      302.1      229.7
  Federal income taxes:
    Current........................................................................        3.4       40.6
    Deferred.......................................................................      233.5      161.5
  Separate Accounts liabilities....................................................    7,420.8    6,684.3
                                                                                     ---------  ---------
      Total liabilities............................................................   19,853.3   18,889.0
                                                                                     ---------  ---------
Shareholder's equity:
  Common capital stock, par value $50 (100,000 shares authorized;
   55,000 shares issued and outstanding)...........................................        2.8        2.8
  Paid-in capital..................................................................      407.6      407.6
  Net unrealized capital gains (losses)............................................     (189.0)     114.5
  Retained earnings................................................................      867.1      721.8
                                                                                     ---------  ---------
      Total shareholder's equity...................................................    1,088.5    1,246.7
                                                                                     ---------  ---------
      Total liabilities and shareholder's equity...................................  $20,941.8  $20,135.7
                                                                                     ---------  ---------
                                                                                     ---------  ---------

See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                   (MILLIONS)

                                                                              YEARS    ENDED   DECEMBER   31,
                                                                                1994       1993       1992
                                                                              ---------  ---------  ---------
Shareholder's equity, beginning of year.....................................  $ 1,246.7  $   990.1  $   867.4
Net change in unrealized capital gains (losses).............................     (303.5)     113.7       (0.1)
Net income..................................................................      145.3      142.9      122.8
                                                                              ---------  ---------  ---------
Shareholder's equity, end of year...........................................  $ 1,088.5  $ 1,246.7  $   990.1
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (MILLIONS)

                                                                              YEARS ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1994       1993       1992
                                                                           ---------  ---------  ---------
Cash Flows from Operating Activities:
  Net income.............................................................  $   145.3  $   142.9  $   122.8
  Cumulative effect adjustments..........................................         --         --       (9.6)
  Increase in accrued investment income..................................      (17.5)     (11.1)      (8.7)
  (Increase) decrease in premiums due and other receivables..............        1.3       (5.6)     (19.9)
  Increase in policy loans...............................................      (46.0)     (36.4)     (32.4)
  Increase in deferred policy acquisition costs..........................      (96.5)     (60.5)     (60.8)
  Decrease in reinsurance loan to affiliate..............................       27.8       31.8       37.8
  Net increase in universal life account balances........................      164.7      126.4      130.8
  Increase in other insurance reserve liabilities........................       65.7       86.1       20.5
  Net increase in other liabilities and other assets.....................       53.9        7.0       20.2
  Decrease in federal income taxes.......................................      (11.7)      (3.7)     (11.8)
  Net accretion of discount on bonds.....................................      (77.9)     (88.1)     (75.2)
  Net realized capital gains.............................................       (1.5)      (9.5)     (13.4)
  Other, net.............................................................       (1.0)       0.2       (0.2)
                                                                           ---------  ---------  ---------
      Net cash provided by operating activities..........................      206.6      179.5      100.1
                                                                           ---------  ---------  ---------
Cash Flows from Investing Activities:
  Proceeds from sales of:
    Debt securities available for sale...................................    3,593.8      473.9      543.3
    Equity securities....................................................       93.1       89.6       50.6
  Investment maturities and collections of:
    Debt securities available for sale...................................    1,289.2    2,133.3    1,179.2
    Short-term investments...............................................       30.4       19.7        5.0
  Cost of investment purchases in:
    Debt securities......................................................   (5,621.4)  (3,669.2)  (2,612.2)
    Equity securities....................................................     (162.5)    (157.5)     (63.0)
    Short-term investments...............................................     (106.1)     (41.3)      (5.0)
    Limited partnership..................................................      (25.0)        --         --
                                                                           ---------  ---------  ---------
      Net cash used for investing activities.............................     (908.5)  (1,151.5)    (902.1)
                                                                           ---------  ---------  ---------
Cash Flows from Financing Activities:
  Deposits and interest credited for investment contracts................    1,737.8    2,117.8    1,619.6
  Withdrawals of investment contracts....................................     (948.7)  (1,000.3)    (767.7)
                                                                           ---------  ---------  ---------
      Net cash provided by financing activities..........................      789.1    1,117.5      851.9
                                                                           ---------  ---------  ---------
Net increase in cash and cash equivalents................................       87.2      145.5       49.9
Cash and cash equivalents, beginning of year.............................      536.1      390.6      340.7
                                                                           ---------  ---------  ---------
Cash and cash equivalents, end of year...................................  $   623.3  $   536.1  $   390.6
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Supplemental cash flow information:
 Income taxes paid, net..................................................  $    82.6  $    79.9  $    54.0
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

See Notes to Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1993, AND 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include Aetna Life Insurance and Annuity Company and its wholly owned subsidiaries, Aetna Insurance Company of America, Systematized Benefits Administrators, Inc., Aetna Private Capital, Inc. and Aetna Investment Services, Inc. (collectively, the "Company"). Aetna Life Insurance and Annuity Company is a wholly owned subsidiary of Aetna Life and Casualty Company ("Aetna").

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Intercompany transactions have been eliminated. Certain reclassifications have been made to 1993 and 1992 financial information to conform to the 1994 presentation.

The Company offers a wide range of life insurance products and annuity contracts with variable and fixed accumulation and payout options. The Company also provides investment advisory and other services to affiliated mutual funds.

The consolidated financial statements for the three-month periods ended March 31, 1995 and 1994 have been prepared in accordance with generally accepted accounting principles and are unaudited. Certain reclassifications have been made to 1994 financial information to conform to 1995 presentation. These interim statements necessarily rely heavily on estimates including assumptions as to annualized tax rates. In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made. All such adjustments are of a normal recurring nature.

Accounting Changes

  Accounting for Certain Investments in Debt and Equity Securities

On December 31, 1993, the Company adopted Financial Accounting Standard ("FAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires the classification of debt securities into three categories: "held to maturity", which are carried at amortized cost; "available for sale", which are carried at fair value with changes in fair value recognized as a component of shareholder's equity; and "trading", which are carried at fair value with immediate recognition in income of changes in fair value.

Initial adoption of this standard resulted in a net increase of $106.8 million, net of taxes of $57.5 million, to net unrealized gains in shareholder's equity. These amounts exclude gains and losses allocable to experience-rated (including universal life) contractholders. Adoption of FAS No. 115 did not have a material effect on deferred policy acquisition costs.

  Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts

During 1993, the Company adopted FAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, retroactive to January 1, 1993. Reinsurance recoverables (previously reported as a reduction in insurance reserve liabilities) and reinsurance receivables and ceded unearned premiums are included in premiums due and other receivables. The adoption of FAS No. 113 did not have a material impact on the Company's 1993 Consolidated Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Accounting for Income Taxes

The Company adopted FAS No. 109, Accounting for Income Taxes, in 1992, retroactive to January 1, 1992. A cumulative effect benefit of $22.8 million related to the adoption of this standard is reflected in the 1992 Consolidated Statement of Income.

  Postretirement Benefits Other Than Pensions

FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, required that employers accrue the cost and recognize the liability for providing non-pension benefits to retired employees and agents. Aetna and the Company implemented FAS No. 106 in 1992, retroactive to January 1, 1992 on the immediate recognition basis. The cumulative effect charge for all Aetna employees was reflected in Aetna's 1992 Statement of Income. A cumulative effect charge of $13.2 million, net of taxes of $7.1 million, related to the adoption of this standard for Company agents is reflected in the Company's 1992 Consolidated Statement of Income.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of ninety days or less when purchased.

Investments

  Debt Securities

At December 31, 1994 and 1993, all of the Company's debt securities are classified as available for sale and carried at fair value. These securities are written down (as realized losses) for other than temporary decline in value. Unrealized gains and losses related to these securities, after deducting amounts allocable to experience-rated contractholders and related taxes, are reflected in shareholder's equity.

Fair values for debt securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt securities are recorded on the trade date.

  Equity Securities

Equity securities are classified as available for sale and carried at fair value based on quoted market prices or dealer quotations. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities are reflected in shareholder's equity. Purchases and sales are recorded on the trade date.

The investment in affiliated mutual funds represents an investment in the Aetna Series Fund, Inc., a retail mutual fund which has been seeded by the Company, and is carried at fair value.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Mortgage Loans and Policy Loans

Mortgage loans and policy loans are carried at unpaid principal balances net of valuation reserves, which approximates fair value, and are generally secured. Purchases and sales of mortgage loans are recorded on the closing date.

  Limited Partnership

The Company's limited partnership investment is carried at the amount invested plus the Company's share of undistributed operating results and unrealized gains (losses), which approximates fair value.

  Short-Term Investments

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with an original maturity of over ninety days and less than one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance business have been deferred. These costs, all of which vary with and are primarily related to the production of new business, consist principally of commissions, certain expenses of underwriting and issuing contracts and certain agency expenses. For fixed ordinary life contracts, such costs are amortized over expected premium-paying periods. For universal life and certain annuity contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits. These costs are amortized over twenty years for annuity pension contracts, and over the contract period for universal life contracts. Deferred policy acquisition costs are written off to the extent that it is determined that future policy premiums and investment income or gross profits would not be adequate to cover related losses and expenses.

Insurance Reserve Liabilities

The Company's liabilities include reserves related to fixed ordinary life, fixed universal life and fixed annuity contracts. Reserves for future policy benefits for fixed ordinary life contracts are computed on the basis of assumed investment yield, assumed mortality, withdrawals and expenses, including a margin for adverse deviation, which generally vary by plan, year of issue and policy duration. Reserve interest rates range from 2.25% to 10.50%. Assumed investment yield is based on the Company's experience. Mortality and withdrawal rate assumptions are based on relevant Aetna experience and are periodically reviewed against both industry standards and experience.

Reserves for fixed universal life (included in Future Policy Benefits) and fixed deferred annuity contracts (included in Policyholders' Funds Left With the Company) are equal to the fund value. The fund value is equal to cumulative deposits less charges plus credited interest thereon, without reduction for possible future penalties assessed on premature withdrawal. For guaranteed interest options, the interest credited ranged from 4.00% to 5.85% in 1994 and 4.00% to 7.68% in 1993. For all other fixed options, the interest credited ranged from 5.00% to 7.50% in 1994 and 5.00% to 9.25% in 1993.

Reserves for fixed annuity contracts in the annuity period and for future amounts due under settlement options are computed actuarially using the Progressive Annuity Table (modified), the Annuity Table for 1949, the 1971 Individual Annuity Mortality Table, the 1971 Group Annuity Mortality Table, the 1983 Individual Annuity Mortality Table and the 1983

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Group Annuity Mortality Table, at assumed interest rates ranging from 3.5% to 9.5%. Reserves relating to contracts with life contingencies are included in Future Policy Benefits. For other contracts, the reserves are reflected in Policyholders' Funds Left With the Company.

Unpaid claims for all lines of insurance include benefits for reported losses and estimates of benefits for losses incurred but not reported.

Premiums, Charges Assessed Against Policyholders, Benefits and Expenses

Premiums are recorded as revenue when due for fixed ordinary life contracts. Charges assessed against policyholders' funds for cost of insurance, surrender charges, actuarial margin and other fees are recorded as revenue for universal life and certain annuity contracts. Policy benefits and expenses are recorded in relation to the associated premiums or gross profit so as to result in recognition of profits over the expected lives of the contracts.

Separate Accounts

Assets held under variable universal life, variable life and variable annuity contracts are segregated in Separate Accounts and are invested, as designated by the contractholder or participant under a contract, in shares of Aetna Variable Fund, Aetna Income Shares, Aetna Variable Encore Fund, Aetna Investment Advisers Fund, Inc., Aetna GET Fund, or The Aetna Series Fund Inc., which are managed by the Company or other selected mutual funds not managed by the Company.

Separate Accounts assets and liabilities are carried at fair value except for those relating to a guaranteed interest option which is offered through a Separate Account. The assets of the Separate Account supporting the guaranteed interest option are carried at an amortized cost of $149.7 million for 1994 (fair value $146.3 million) and $31.2 million for 1993 (fair value $33.3 million), since the Company bears the investment risk where the contract is held to maturity. Reserves relating to the guaranteed interest option are maintained at fund value and reflect interest credited at rates ranging from 4.5% to 8.38% in 1994 and from 4% to 9.45% in 1993. Separate Accounts assets and liabilities are shown as separate captions in the Consolidated Balance Sheets. Deposits, investment income and net realized and unrealized capital gains (losses) of the Separate Accounts are not reflected in the Consolidated Statements of Income (with the exception of realized capital gains (losses) on the sale of assets supporting the guaranteed interest option). The Consolidated Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

Federal Income Taxes

The Company is included in the consolidated federal income tax return of Aetna. The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. INVESTMENTS

Investments in debt securities available for sale as of December 31, 1994 were as follows:

                                                                            GROSS          GROSS
                                                            AMORTIZED    UNREALIZED     UNREALIZED      FAIR
                                                              COST          GAINS         LOSSES        VALUE
                                                           -----------  -------------  -------------  ---------
                                                                                (Millions)
U.S. Treasury securities and obligations of U.S
 government agencies and corporations....................   $ 1,396.1     $     2.0      $    84.2    $ 1,313.9
Obligations of states and political subdivisions.........        37.9           1.2             --         39.1
U.S. Corporate securities:
    Financial............................................     2,216.9           3.8          109.4      2,111.3
    Utilities............................................       100.1            --            7.9         92.2
    Other................................................     1,344.3           6.0           67.9      1,282.4
                                                           -----------  -------------  -------------  ---------
  Total U.S. Corporate securities........................     3,661.3           9.8          185.2      3,485.9
Foreign securities:
    Government...........................................       434.4           1.2           33.9        401.7
    Financial............................................       368.2           1.1           23.0        346.3
    Utilities............................................       204.4           2.5            9.5        197.4
    Other................................................        46.3           0.8            1.5         45.6
                                                           -----------  -------------  -------------  ---------
  Total Foreign securities...............................     1,053.3           5.6           67.9        991.0
Residential mortgage-backed securities:
    Residential pass-throughs............................       627.1          81.5            5.0        703.6
    Residential CMOs.....................................     2,671.0          32.9          139.4      2,564.5
                                                           -----------  -------------  -------------  ---------
Total Residential mortgage-backed securities.............     3,298.1         114.4          144.4      3,268.1
Commercial/Multifamily mortgage-backed securities........       435.0           0.2           21.3        413.9
                                                           -----------  -------------  -------------  ---------
    Total Mortgage-backed securities.....................     3,733.1         114.6          165.7      3,682.0
Other loan-backed securities.............................       696.1           0.2           16.8        679.5
                                                           -----------  -------------  -------------  ---------
Total debt securities available for sale.................   $10,577.8     $   133.4      $   519.8    $10,191.4
                                                           -----------  -------------  -------------  ---------
                                                           -----------  -------------  -------------  ---------

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Investments in debt securities available for sale as of December 31, 1993 were as follows:

                                                                            GROSS          GROSS
                                                            AMORTIZED    UNREALIZED     UNREALIZED      FAIR
                                                              COST          GAINS         LOSSES        VALUE
                                                           -----------  -------------  -------------  ---------
                                                                                (Millions)
U.S. Treasury securities and obligations of U.S
 government agencies and corporations....................   $   827.2     $    19.4      $     6.6    $   840.4
Obligations of states and political subdivisions.........         0.5            --             --          0.5
U.S. Corporate securities:
    Financial............................................       983.3          49.2            0.7      1,031.8
    Utilities............................................       141.2          12.4             --        153.6
    Other................................................       704.3          51.6            2.3        753.6
                                                           -----------  -------------        -----    ---------
  Total U.S. Corporate securities........................     1,828.8         113.2            3.0      1,939.0
Foreign securities:
    Government...........................................       289.1          31.7            0.5        320.3
    Financial............................................       365.8          18.5            0.9        383.4
    Utilities............................................       206.2          28.9            0.1        235.0
    Other................................................        30.4           1.3            0.8         30.9
                                                           -----------  -------------        -----    ---------
  Total Foreign securities...............................       891.5          80.4            2.3        969.6
Residential mortgage-backed securities:
    Residential pass-throughs............................     1,125.0         218.1            1.7      1,341.4
    Residential CMOs.....................................     4,868.7         318.1            1.1      5,185.7
                                                           -----------  -------------        -----    ---------
Total Residential mortgage-backed securities.............     5,993.7         536.2            2.8      6,527.1
Commercial/Multifamily mortgage-backed securities........       193.0          13.4            0.8        205.6
                                                           -----------  -------------        -----    ---------
    Total Mortgage-backed securities.....................     6,186.7         549.6            3.6      6,732.7
Other loan-backed securities.............................        49.2           0.2            0.2         49.2
                                                           -----------  -------------        -----    ---------
Total debt securities available for sale.................   $ 9,783.9     $   762.8      $    15.7    $10,531.0
                                                           -----------  -------------        -----    ---------
                                                           -----------  -------------        -----    ---------

At December 31, 1994 and 1993, net unrealized appreciation (depreciation) of $(386.4) million and $747.1 million, respectively, on available for sale debt securities included $(308.6) million and $582.8 million, respectively, related to experience-rated contractholders, which were not included in shareholder's equity.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The amortized cost and fair value of debt securities for the year ended December 31, 1994 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called, or prepaid.

                                                                      AMORTIZED     FAIR
                                                                        COST        VALUE
                                                                     -----------  ---------
                                                                           (Millions)
Due to mature:
  One year or less.................................................   $   103.9   $   103.5
  After one year through five years................................     1,965.6     1,920.0
  After five years through ten years...............................     2,371.3     2,207.0
  After ten years..................................................     1,707.8     1,599.4
  Mortgage-backed securities.......................................     3,733.1     3,682.0
  Other loan-backed securities.....................................       696.1       679.5
                                                                     -----------  ---------
    Total..........................................................   $10,577.8   $10,191.4
                                                                     -----------  ---------
                                                                     -----------  ---------

At December 31, 1994 and 1993, debt securities carried at $7.0 million and $7.3 million, respectively, were on deposit as required by regulatory authorities.

The valuation reserve for mortgage loans was $3.1 million and $4.2 million at December 31, 1994 and 1993, respectively. The carrying value of non-income producing investments was $0.2 million and $34.3 million at December 31, 1994 and 1993, respectively.

Investments in a single issuer, other than obligations of the U.S. government, with a carrying value in excess of 10% of the Company's shareholder's equity at December 31, 1994 are as follows:

                                                                         AMORTIZED     FAIR
                                                                           COST        VALUE
                                                                        -----------  ---------
                                                                              (Millions)
General Electric Capital Corporation..................................   $   264.9   $   252.1
General Motors Corporation............................................       167.8       161.7
Society National Bank.................................................       152.8       143.7
Ford Motor Company....................................................       144.7       142.3
Associates Corporation of North America...............................       132.9       131.1
First Deposit Master Trust 1994-1A....................................       114.9       112.1

The portfolio of debt securities at December 31, 1994 and 1993 included $318 million and $329 million, respectively, (3% of the debt securities for both years) of investments that are considered "below investment grade". "Below investment grade" securities are defined to be securities that carry a rating below BBB-/Baa3, by Standard & Poors/ Moody's Investor Services, respectively. Of these below investment grade assets, $32 million and $39 million, at December 31, 1994 and 1993, respectively, were investments that were purchased at investment grade, but whose ratings have since been downgraded.

Included in residential mortgage-back securities are collateralized mortgage obligations ("CMOs") with carrying values of $2.6 billion and $5.2 billion at December 31, 1994 and 1993, respectively. The $2.6 billion decline in CMOs from December 31, 1993 to December 31, 1994 was related primarily to sales and principal repayments. CMO sales of $1.6

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

billion resulted in net realized capital gains of $35 million of which $23 million was allocated to experience-rated contracts. The Company's CMO exposure was reduced as a result of changes in their risk and return characteristics and to better diversify the risk profile of the Company's assets. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates whereby the CMOs would be subject to repayments of principal earlier or later than originally anticipated. At December 31, 1994 and 1993, approximately 85% and 93%, respectively, of the Company's CMO holdings consisted of sequential and planned amortization class ("PAC") debt securities which are subject to less prepayment and extension risk than other CMO instruments. At December 31, 1994 and 1993, approximately 82% of the Company's CMO holdings were collateralized by residential mortgage loans, on which the timely payment of principal and interest was backed by specified government agencies (e.g., GNMA, FNMA, FHLMC).

If due to declining interest rates, principal was to be repaid earlier than originally anticipated, the Company could be affected by a decrease in investment income due to the reinvestment of these funds at a lower interest rate. Such prepayments may result in a duration mismatch between assets and liabilities which could be corrected as cash from prepayments could be reinvested at an appropriate duration to adjust the mismatch.

Conversely, if due to increasing interest rates, principal was to be repaid slower than originally anticipated, the Company could be affected by a decrease in cash flow which reduces the ability to reinvest expected principal repayments at higher interest rates. Such slower payments may result in a duration mismatch between assets and liabilities which could be corrected as available cash flow could be reinvested at an appropriate duration to adjust the mismatch.

At December 31, 1994 and 1993, 4% and 3%, respectively, of the Company's CMO holdings consisted of interest-only strips (IOs) or principal-only strips (POs). IOs receive payments of interest and POs receive payments of principal on the underlying pool of mortgages. The risk inherent in holding POs is extension risk related to dramatic increases in interest rates whereby the future payments due on POs could be repaid much slower than originally anticipated. The extension risks inherent in holding POs, PACs and sequentials was mitigated by purchasing offsetting positions in IOs. During dramatic increases in interest rates, IOs would generate more future payments than originally anticipated.

The risk inherent in holding IOs is prepayment risk related to dramatic decreases in interest rates whereby future IO cash flows could be much less than originally anticipated and in some cases could be less than the original cost of the IO. The risks inherent in IOs are mitigated by holding offsetting positions in PO's, PACs, and sequentials. During dramatic decreases in interest rates POs, PACs and sequentials would generate future cash flows much quicker than originally anticipated.

In 1993, due to declining interest rates and prepayments on the underlying pool of mortgages, the amortized cost on IO's was written down by $85.4 million. IO writedowns of $4.7 million, net of $80.7 million allocated to experience-rated contracts, were reflected in 1993 net realized capital gains (losses). In 1994, due to increasing interest rates, unrealized gains on IO's increased from $0.5 million at December 31, 1993 to $17.8 million at December 31, 1994. Conversely, unrealized gains on POs decreased from $36.7 million at December 31, 1993 to $5.3 million at December 31, 1994. 1994 net realized gains (losses) included net gains of $10.0 million as a result of sales of IOs and POs (including amounts allocated to experience-rated contractholders).

The Company did not use derivative instruments (ie.,futures, forward contracts, interest swaps, etc.) for hedging or any other purposes in 1994 or 1993.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company does hold investments in certain debt and equity securities with derivative characteristics (ie., including the fact that their market value is at least partially determined by, among other things, levels of or changes in interest rates, prepayment rates, equity markets or credit ratings/spreads).

The amortized cost and fair value of these securities, included in the $10.8 billion investment portfolio, as of December 31, 1994 was as follows:

                                                                       AMORTIZED     FAIR
                                                                         COST        VALUE
                                                                      -----------  ---------
                                                                            (Millions)
Collateralized mortgage obligations (including interest-only
 and principal-only strips).........................................   $ 2,671.0   $ 2,564.5
Treasury and agency strips:
  Principal.........................................................        20.7        21.6
  Interest..........................................................       104.2        90.2
Mandatorily convertible preferred stock.............................        12.1        11.6

Investments in available for sale equity securities were as follows:

                                                                                GROSS           GROSS
                                                                             UNREALIZED      UNREALIZED       FAIR
                                                                   COST         GAINS          LOSSES         VALUE
                                                                 ---------  -------------  ---------------  ---------
                                                                                      (Millions)
1994
Equity Securities..............................................  $   230.5    $     6.5       $     7.9     $   229.1
                                                                 ---------        -----             ---     ---------
1993
Equity Securities..............................................  $   160.7    $    12.0       $     0.1     $   172.6
                                                                 ---------        -----             ---     ---------

At December 31, 1994 and 1993, 91% of outstanding policy loans had fixed interest rates. The fixed interest rates for annuity policy loans ranged from 1% to 3% for individual annuity policies in both 1994 and 1993. The fixed interest rates for individual life policy loans ranged from 5% to 8% in 1994 and 6% to 8% in 1993. The remaining outstanding policy loans had variable interest rates averaging 8% in 1994 and 1993. Investment income from policy loans was $11.5 million, $10.8 million and $9.5 million in 1994, 1993 and 1992, respectively.

Off-Balance Sheet Financial Instruments

At December 31, 1993, the Company had $149.0 million in outstanding forward commitments to purchase mortgage-backed securities at a specified future date and at a specified price or yield. These instruments involve elements of market risk whereby future changes in market prices may make a financial instrument less valuable. However, the difference between the fair value at which the commitments can be settled, and the contractual value of these securities, was immaterial at December 31, 1993. There were no outstanding forward commitments at December 31, 1994.

There were no material concentrations of off-balance sheet financial instruments at December 31, 1994 and 1993.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

Realized capital gains or losses are the difference between proceeds received from investments sold or prepaid, and amortized cost. Net realized capital gains as reflected in the Consolidated Statements of Income are after deductions for net realized capital gains (losses) allocated to experience-rated contracts of $(29.1) million, $(54.8) million and $36.1 million for the years ended December 31, 1994, 1993, and 1992, respectively. Net realized capital gains (losses) allocated to experience-rated contracts are deferred and subsequently reflected in credited rates on an amortized basis. Net unamortized gains (losses), reflected as a component of Policyholders' Funds Left With the Company, were $(50.7) million and $(16.5) million at the end of December 31, 1994 and 1993, respectively.

Changes to the mortgage loan valuation reserve and writedowns on debt securities are included in net realized capital gains (losses) and amounted to $1.1 million and $(98.5) million, of which $0.8 million and $(91.5) million were allocable to experience-rated contractholders, for the years ended December 31, 1994 and 1993, respectively. There were no changes to the valuation reserve or writedowns in 1992. The 1993 losses were primarily related to writedowns of interest-only mortgage-backed securities to their fair value.

Net realized capital gains (losses) on investments, net of amounts allocated to experience-rated contracts, were as follows:

                                                                                         1994         1993        1992
                                                                                         -----        -----     ---------
                                                                                                  (Millions)

Debt securities.....................................................................   $     1.0    $     9.6   $    12.9
Equity securities...................................................................         0.2          0.1         0.5
Mortgage loans......................................................................         0.3         (0.2)         --
                                                                                             ---        -----   ---------
Pretax realized capital gains.......................................................   $     1.5    $     9.5   $    13.4
                                                                                             ---        -----   ---------
                                                                                             ---        -----   ---------
    After-tax realized capital gains................................................   $     1.0    $     6.2   $     8.8
                                                                                             ---        -----   ---------
                                                                                             ---        -----   ---------

Gross gains of $26.6 million, $33.3 million and $13.9 million and gross losses of $25.6 million, $23.7 million and $1.0 million were realized from the sales of investments in debt securities in 1994, 1993 and 1992, respectively.

Changes in unrealized capital gains (losses), excluding changes in unrealized capital gains (losses) related to experience-rated contracts, for the years ended December 31, were as follows:

                                                                                    1994       1993        1992
                                                                                  ---------  ---------     -----
                                                                                             (Millions)

Debt securities.................................................................  $  (242.1) $   164.3   $      --
Equity securities...............................................................      (13.3)      10.6        (0.1)
Limited partnership.............................................................       (1.8)        --          --
                                                                                  ---------  ---------       -----
                                                                                     (257.2)     174.9        (0.1)
Deferred federal income taxes (See Note 6)......................................       46.3       61.2          --
Net change in unrealized capital gains (losses).................................  $  (303.5) $   113.7   $    (0.1)
                                                                                  ---------  ---------       -----
                                                                                  ---------  ---------       -----

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The net change in unrealized capital gains (losses) on debt securities in 1994 and 1993 resulted from the adoption of FAS No. 115. For the year ended December 31, 1992, debt securities were carried at amortized cost. The unrecorded net appreciation for debt securities carried at amortized cost (including amounts allocable to experience-rated contracts) amounted to $612.4 million at December 31, 1992.

Net unrealized capital gains (losses) allocable to experience-rated contracts of $(308.6) million and $582.8 million at December 31, 1994 and 1993, respectively, are not included in shareholder's equity. These amounts are reflected on the Consolidated Balance Sheet in policyholders' funds left with the Company.

Shareholder's equity included the following unrealized capital gains (losses), which are net of amounts allocable to experience-rated contractholders, at December 31:

                                                                                    1994       1993        1992
                                                                                  ---------  ---------     -----
                                                                                             (Millions)
Debt securities
  Gross unrealized capital gains................................................  $    27.4  $   164.3   $      --
  Gross unrealized capital losses...............................................     (105.2)        --          --
                                                                                  ---------  ---------       -----
                                                                                      (77.8)     164.3          --
Equity securities
  Gross unrealized capital gains................................................        6.5       12.0         2.0
  Gross unrealized capital losses...............................................       (7.9)      (0.1)       (0.7)
                                                                                  ---------  ---------       -----
                                                                                       (1.4)      11.9         1.3
Limited partnership
  Gross unrealized capital gains................................................         --         --          --
  Gross unrealized capital losses...............................................       (1.8)        --          --
                                                                                  ---------  ---------       -----
                                                                                       (1.8)        --          --
Deferred federal income taxes (See Note 6)......................................      108.0       61.7         0.5
                                                                                  ---------  ---------       -----
Net change in unrealized capital gains (losses).................................  $  (189.0) $   114.5   $     0.8
                                                                                  ---------  ---------       -----
                                                                                  ---------  ---------       -----

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  NET INVESTMENT INCOME

Sources of net investment income were as follows:

                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
                                                                                            (Millions)

Debt securities.................................................................  $   823.9  $   828.0  $   763.7
Preferred stock.................................................................        3.9        2.3        2.8
Investment in affiliated mutual funds...........................................        5.2        2.9        3.2
Mortgage loans..................................................................        1.4        1.5        1.8
Policy loans....................................................................       11.5       10.8        9.5
Reinsurance loan to affiliate...................................................       51.5       53.3       56.7
Cash equivalents................................................................       29.5       16.8       16.6
Other...........................................................................        6.7        7.7        6.4
                                                                                  ---------  ---------  ---------
Gross investment income.........................................................      933.6      923.3      860.7
Less investment expenses........................................................      (16.4)     (11.4)     (12.6)
                                                                                  ---------  ---------  ---------
Net investment income...........................................................  $   917.2  $   911.9  $   848.1
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

Net investment income includes amounts allocable to experience-rated contractholders of $677.1 million, $661.3 million and $604.0 million for the years ended December 31, 1994, 1993 and 1992, respectively. Interest credited to contractholders is included in Current and Future Benefits.

5.  DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

The amount of dividends that may be paid to the shareholder in 1995 without prior approval by the Insurance Commissioner of the State of Connecticut is $70.9 million.

The Insurance Department of the State of Connecticut (the "Department") recognizes as net income and shareholder's equity those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles. Statutory net income was $70.9 million, $77.6 million and $62.5 million for the years ended December 31, 1994, 1993 and 1992, respectively. Statutory shareholder's equity was $615.0 million and $574.4 million as of December 31, 1994 and 1993, respectively.

As of December 31, 1994, the Company does not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

6.  FEDERAL INCOME TAXES

The Company is included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

As discussed in Note 1, the Company adopted FAS No. 109 as of January 1, 1992 resulting in a cumulative effect benefit of $22.8 million.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In August 1993, the Omnibus Budget Reconciliation Act of 1993 (OBRA) was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase in the deferred tax liability of $3.4 million at date of enactment, which is included in the 1993 deferred tax expense.

Components of income tax expense (benefits) were as follows:

                                                                                     1994       1993       1992
                                                                                   ---------  ---------  ---------
                                                                                             (Millions)
Current taxes (benefits):
  Income from operations.........................................................  $    78.7  $    87.1  $    68.0
Net realized capital gains.......................................................      (33.2)      18.1       18.1
                                                                                   ---------  ---------  ---------
                                                                                        45.5      105.2       86.1
                                                                                   ---------  ---------  ---------
Deferred taxes (benefits):
  Income from operations.........................................................       (8.0)     (14.2)     (17.7)
  Net realized capital gains.....................................................       33.7      (14.8)     (13.5)
                                                                                   ---------  ---------  ---------
                                                                                        25.7      (29.0)     (31.2)
                                                                                   ---------  ---------  ---------
    Total........................................................................  $    71.2  $    76.2  $    54.9
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Income tax expense was different from the amount computed by applying the federal income tax rate to income before federal income taxes for the following reasons:

                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
                                                                                            (Millions)

Income before federal income taxes..............................................  $   216.5  $   219.1  $   168.1
Tax rate........................................................................        35%        35%        34%
                                                                                  ---------  ---------  ---------
Application of the tax rate.....................................................       75.8       76.7       57.2
                                                                                  ---------  ---------  ---------
Tax effect of:
  Excludable dividends..........................................................       (8.6)      (8.7)      (6.4)
  Tax reserve adjustments.......................................................        2.9        4.7        5.1
  Reinsurance transaction.......................................................        1.9       (0.2)      (0.5)
  Tax rate change on deferred liabilities.......................................         --        3.7         --
  Other, net....................................................................       (0.8)        --       (0.5)
                                                                                  ---------  ---------  ---------
    Income tax expense..........................................................  $    71.2  $    76.2  $    54.9
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities under FAS No. 109 at December 31, 1994 and 1993 are presented below:

                                                                                          1994       1993
                                                                                        ---------  ---------
                                                                                             (Millions)
Deferred tax assets:
  Insurance reserve...................................................................  $   211.5  $   195.4
  Net unrealized capital losses.......................................................      136.3         --
  Investment losses not currently deductible..........................................       15.5       31.2
  Postretirement benefits other than pensions.........................................        8.4        8.6
  Impairment reserves.................................................................         --        7.9
  Other...............................................................................       28.3       19.3
                                                                                        ---------  ---------
Total gross assets....................................................................      400.0      262.4
Less valuation allowance..............................................................      136.3         --
                                                                                        ---------  ---------
  Deferred tax assets net of valuation................................................      263.7      262.4
Deferred tax liabilities:
  Deferred policy acquisition costs...................................................      385.2      355.2
  Unrealized losses allocable to experience-rated contracts...........................      108.0         --
  Market discount.....................................................................        3.6        5.4
  Net unrealized capital gains........................................................         --       61.7
  Other...............................................................................        0.4        1.6
                                                                                        ---------  ---------
  Total gross liabilities.............................................................      497.2      423.9
                                                                                        ---------  ---------
  Net deferred tax liability..........................................................  $   233.5  $   161.5
                                                                                        ---------  ---------
                                                                                        ---------  ---------

Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. At December 31, 1994, $81.0 million of net unrealized capital losses were reflected in shareholder's equity without deferred tax benefits. For federal income tax purposes, capital losses are deductible only against capital gains in the year of sale or during the carryback and carryforward periods (three and five years, respectively). Due to the expected full utilization of capital gains in the carryback period and the uncertainty of future capital gains, a valuation allowance of $28.3 million related to million related to the net unrealized capital losses has been reflected in shareholder's equity. In addition, $308.6 million of net unrealized capital losses related to experience-rated contracts are not reflected in shareholder's equity since such losses, if realized, are allocable to contractholders. However, the potential loss of tax benefits on such losses is the risk of the Company and therefore would adversely affect the Company rather than the contractholder. Accordingly, an additional valuation allowance of $108.0 million has been reflected in shareholder's equity as of December 31, 1994. Any reversals of the valuation allowance are contingent upon the recognition of future capital gains in the Company's federal income tax return or a change in circumstances which causes the recognition of the benefits to become more likely than not. Non-recognition of the deferred tax benefits on net unrealized losses described above had no impact on net income for 1994, but has the potential to adversely affect future results if such losses are realized.

The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was approximately $17.2 million at December 31, 1994. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount since management believes the conditions under which such taxes would become payable are remote.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Internal Revenue Service ("Service") has completed examinations of the consolidated federal income tax returns of Aetna through 1986. Discussions are being held with the Service with respect to proposed adjustments. However, management believes there are adequate defenses against, or sufficient reserves to provide for, such adjustments. The Service has commenced its examinations for the years 1987 through 1990.

7.  BENEFIT PLANS

Employee   Pension  Plans  --  The  Company,  in  conjunction  with  Aetna,  has non-contributory defined benefit pension plans covering substantially all employees. The plans provide pension benefits based on years of service and average annual compensation (measured over sixty consecutive months of highest earnings in a 120 month period). Contributions are determined using the Entry Age Normal Cost Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligation and plan assets are recorded by Aetna. The accumulated plan assets exceed accumulated plan benefits. There has been no funding to the plan for the years 1992 through 1994, and therefore, no expense has been recorded by the Company.

Agent Pension Plans -- The Company, in conjunction with Aetna, has a non-qualified pension plan covering certain agents. The plan provides pension benefits based on annual commission earnings. The accumulated plan assets exceed accumulated plan benefits. There has been no funding to the plan for the years 1992 through 1994, and therefore, no expense has been recorded by the Company.

Employee Postretirement Benefits -- In addition to providing pension benefits, Aetna also provides certain postretirement health care and life insurance benefits, subject to certain caps, for retired employees. Medical and dental benefits are offered to all full-time employees retiring at age 50 with at least 15 years of service or at age 65 with at least 10 years of service. Retirees are required to contribute to the plans based on their years of service with Aetna.

Aetna implemented FAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions in 1992 on the immediate recognition basis. The cumulative effect charge for all Aetna employees was reflected in Aetna's 1992 Statement of Income. Prior to the adoption of FAS No. 106, the cost of postretirement benefits was charged to operations as payments were made. The accumulated benefit obligation and plan assets are recorded by Aetna. Accumulated postretirement benefits exceed plan assets.

The cost to the Company associated with the Aetna postretirement plans for 1994, 1993 and 1992 were $1.0 million, $0.8 million and $0.8 million, respectively.

Agent Postretirement Benefits -- The Company, in conjunction with Aetna, also provides certain postemployment health care and life insurance benefits for certain agents. The impact of recognizing the liability for agent costs was a cumulative effect adjustment of $13.2 million (net of deferred taxes of $6.8 million) and is reported in the 1992 Consolidated Statement of Income.

The cost to the Company associated to the agents' postretirement plans for 1994, 1993 and 1992 were $0.7 million, $0.6 million and $0.7 million, respectively.

Incentive Savings Plan -- Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. Pretax charges to operations for the incentive savings plan were $3.3 million, $3.1 million and $2.8 million in 1994, 1993 and 1992, respectively.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Stock Plans -- Aetna has a stock incentive plan that provides for stock options and deferred contingent common stock or cash awards to certain key employees. Aetna also has a stock option plan under which executive and middle management employees of Aetna may be granted options to purchase common stock of Aetna at the market price on the date of grant or, in connection with certain business combinations, may be granted options to purchase common stock on different terms. The cost to the Company associated to the Aetna stock plans for 1994 and 1993 was $2.3 million, $0.4 million, respectively. The cost for 1992 was immaterial.

8.  RELATED PARTY TRANSACTIONS

The Company is compensated by the Separate Accounts for bearing mortality and expense risks pertaining to variable life and annuity contracts. Under the insurance contracts, the Separate Accounts pay the Company a daily fee which, on an annual basis, ranges, depending on the product, from .70% to 1.80% of their average daily net assets. The Company also receives fees from the variable life and annuity mutual funds and The Aetna Series Fund for serving as investment adviser. Under the advisory agreements, the Funds pay the Company a daily fee which, on an annual basis, ranges, depending on the fund, from .25% to 1.00% of their average daily net assets. The advisory agreements also call for the variable funds to pay their own administrative expenses and for The Aetna Series Fund to pay certain administrative expenses. The Company also receives fees (expressed as a percentage of the average daily net assets) from The Aetna Series Fund for providing administration shareholder services and promoting sales. The amount of compensation and fees received from the Separate Accounts and Funds, included in Charges Assessed Against Policyholders, amounted to $104.6 million, $93.6 million and $80.5 million in 1994, 1993 and 1992, respectively. The Company may waive advisory fees at its discretion.

The Company may, from time to time, make reimbursements to a Fund for some or all of its operating expenses. Reimbursement arrangements may be terminated at any time without notice.

Since 1981, all domestic individual non-participating life insurance of Aetna and its subsidiaries has been issued by the Company. Effective December 31, 1988, the Company entered into a reinsurance agreement with Aetna Life Insurance Company ("Aetna Life") in which substantially all of the non-participating individual life and annuity business written by Aetna Life prior to 1981 was assumed by the Company. A $108.0 million commission, paid by the Company to Aetna Life in 1988, was capitalized as deferred policy acquisition costs. The Company maintained insurance reserves of $690.3 million and $711.0 million as of December 31, 1994 and 1993, respectively, relating to the business assumed. In consideration for the assumption of this business, a loan was established relating to the assets held by Aetna Life which support the insurance reserves. The loan is being reduced in accordance with the decrease in the reserves. The fair value of this loan was $630.3 million and $685.8 million as of December 31, 1994 and 1993, respectively, and is based upon the fair value of the underlying assets. Premiums of $32.8 million, $33.3 million and $36.8 million and current and future benefits of $43.8 million, $55.4 million and $47.2 million were assumed in 1994, 1993 and 1992, respectively.

Investment income of $51.5 million, $53.3 million and $56.7 million was generated from the reinsurance loan to affiliate in 1994, 1993 and 1992, respectively. Net income of approximately $25.1 million, $13.6 million and $21.7 million resulted from this agreement in 1994, 1993 and 1992, respectively.

On December 16, 1988, the Company assumed $25.0 million of premium revenue from Aetna Life for the purchase and administration of a life contingent single premium variable payout annuity contract. In addition, the Company also is responsible for administering fixed annuity payments that are made to annuitants receiving variable payments. Reserves of $24.2 million and $27.8 million were maintained for this contract as of December 31, 1994 and 1993, respectively.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Effective February 1, 1992, the Company increased its retention limit per individual life to $2.0 million and entered into a reinsurance agreement with Aetna Life to reinsure amounts in excess of this limit, up to a maximum of $8.0 million on any new individual life business, on a yearly renewable term basis. Premium amounts related to this agreement for 1994, 1993 and 1992 were immaterial.

Effective December 31, 1992, the Company entered into an assumption reinsurance agreement with Aetna Life to reinsure a block of approximately 3,500 life contingent, period certain and deferred lump sum annuities (totaling $175.5 million in premium) issued by the Company to Aetna Casualty to fund its obligations under structured settlement agreements. The negotiated price recognized the sale of future profits and included consideration to ALIAC for the continued administration of the reinsured contracts on behalf of, and in the name of, Aetna Life.

The Company received no capital contributions in 1994, 1993 or 1992.

Premiums due and other receivables include $27.6 million and $9.8 million due from affiliates in 1994 and 1993, respectively. Other liabilities include $27.9 million and $26.1 million due to affiliates for 1994 and 1993, respectively.

Substantially all of the administrative and support functions of the Company are provided by Aetna and its affiliates. The financial statements reflect allocated charges for these services based upon measures appropriate for the type and nature of service provided.

9.  REINSURANCE

The Company utilizes indemnity reinsurance agreements to reduce its exposure to large losses in all aspects of its insurance business. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured. The Company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the Company's Consolidated Balance Sheets.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table includes premium amounts ceded/assumed to/from affiliated companies as discussed in Note 8 above.

                                                                              CEDED         ASSUMED
                                                               DIRECT       TO OTHER      FROM OTHER        NET
                                                               AMOUNT       COMPANIES      COMPANIES      AMOUNT
                                                             -----------  -------------  -------------  -----------
                                                                                   (Millions)
1994
Premiums:
  Life Insurance...........................................   $    25.8     $     6.0      $    32.8     $    52.6
  Accident and Health Insurance............................        10.8           9.3             --           1.5
  Annuities................................................        69.9            --            0.2          70.1
                                                             -----------        -----          -----    -----------
  Total earned premiums....................................   $   106.5     $    15.3      $    33.0     $   124.2
                                                             -----------        -----          -----    -----------
                                                             -----------        -----          -----    -----------
1993
Premiums:
  Life Insurance...........................................   $    20.9     $     5.6      $    33.3     $    48.6
  Accident and Health Insurance............................        14.4          12.9             --           1.5
  Annuities................................................        31.3            --            0.7          32.0
                                                             -----------        -----          -----    -----------
  Total earned premiums....................................   $    66.6     $    18.5      $    34.0     $    82.1
                                                             -----------        -----          -----    -----------
                                                             -----------        -----          -----    -----------
1992
Premiums:
  Life Insurance...........................................   $    20.8     $     5.2      $    36.8     $    52.4
  Accident and Health Insurance............................        15.1          13.7             --           1.4
  Annuities................................................        18.4            --            0.3          18.7
                                                             -----------        -----          -----    -----------
  Total earned premiums....................................   $    54.3     $    18.9      $    37.1     $    72.5
                                                             -----------        -----          -----    -----------
                                                             -----------        -----          -----    -----------

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10.  FINANCIAL INSTRUMENTS

The carrying values and estimated fair values of the Company's financial instruments at December 31, 1994 and 1993 were as follows:

                                                                      1994                  1993
                                                              --------------------  --------------------
                                                              CARRYING     FAIR     CARRYING     FAIR
                                                                VALUE      VALUE      VALUE      VALUE
                                                              ---------  ---------  ---------  ---------
                                                                              (Millions)
Assets:
  Cash and cash equivalents.................................  $   623.3  $   623.3  $   536.1  $   536.1
  Short-term investments....................................       98.0       98.0       22.6       22.6
  Debt securities...........................................   10,191.4   10,191.4   10,531.0   10,531.0
  Equity securities.........................................      229.1      229.1      172.6      172.6
  Limited partnership.......................................       24.4       24.4         --         --
  Mortgage loans............................................        9.9        9.9       10.1       10.1
Liabilities:
  Investment contract liabilities:
    With a fixed maturity...................................      826.7      833.5      733.3      795.6
    Without a fixed maturity................................    8,074.9    7,870.4    8,196.4    8,099.3

Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Company's management of interest rate and liquidity risk, the fair values of all assets and liabilities should be taken into consideration, not only those above.

The following valuation methods and assumptions were used by the Company in estimating the fair value of the above financial instruments:

SHORT-TERM INSTRUMENTS: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices are not available, the carrying amounts reported in the Consolidated Balance Sheets approximates fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents, and short-term investments.

DEBT AND EQUITY SECURITIES: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair value is estimated by using quoted market prices for similar securities or discounted cash flow methods.

MORTGAGE LOANS: Fair value is estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimate of mortgage loans of lower quality, including problem and restructured loans, is based on the estimated fair value of the underlying collateral.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

INVESTMENT CONTRACT LIABILITIES (INCLUDED IN POLICYHOLDERS' FUNDS LEFT WITH THE COMPANY): With a fixed maturity: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the Company for similar contracts.

WITHOUT A FIXED MATURITY: Fair value is estimated as the amount payable to the contractholder upon demand. However, the Company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than that determined to be payable on demand.

11.  SEGMENT INFORMATION

Effective December 31, 1994, the Company's operations, which previously were reported in total, will now be reported through two major business segments:
Life Insurance and Financial Services. The Life Insurance segment markets most types of life insurance including universal life, interest-sensitive whole life, and term insurance. These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune 2000 companies. The Financial Services segment markets and services individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify for tax deferral under sections 401(k) for corporations, 403(b) for hospitals and educational institutions, 408 for individual retirement accounts, and 457 for state and local governments and tax exempt healthcare organizations (the "deferred compensation market"), of the Internal Revenue Code. These contracts may be immediate or deferred. These products are offered primarily to individuals, pension plans, small businesses and employer-sponsored groups.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summarized financial information for the Company's principal operations was as follows:

                                                                           1994       1993       1992
                                                                         ---------  ---------  ---------
                                                                                   (Millions)
Revenue:
  Life insurance.......................................................  $   386.1  $   371.7  $   363.6
  Financial services...................................................      946.1      892.8      812.5
                                                                         ---------  ---------  ---------
    Total revenue......................................................  $ 1,332.2  $ 1,264.5  $ 1,176.1
                                                                         ---------  ---------  ---------
Income from continuing operations before income taxes and cumulative effect adjustments:
  Life insurance.......................................................  $    96.8  $    98.0  $    74.6
  Financial services...................................................      119.7      121.1       93.5
                                                                         ---------  ---------  ---------
    Total income from continuing operations before income taxes and
     cumulative effect adjustments.....................................  $   216.5  $   219.1  $   168.1
Net income:
  Life insurance.......................................................  $    59.8  $    56.1  $    45.6
  Financial services...................................................       85.5       86.8       67.6
                                                                         ---------  ---------  ---------
    Income before cumulative effect adjustments........................  $   145.3  $   142.9  $   113.2
                                                                         ---------  ---------  ---------
    Cumulative effect adjustments......................................         --         --        9.6
Net income.............................................................  $   145.3  $   142.9  $   122.8
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------


                                                                           1994       1993       1992
                                                                         ---------  ---------  ---------
                                                                                   (Millions)
Assets under management, at fair value:
  Life insurance.......................................................  $ 2,175.2  $ 2,180.1  $ 1,973.1
  Financial services...................................................   17,791.9   16,600.5   13,644.3
                                                                         ---------  ---------  ---------
    Total assets under management......................................  $19,967.1  $18,780.6  $15,617.4
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS
                                                                                       ENDED MARCH 31,
                                                                                     --------------------
                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                         (UNAUDITED)
                                                                                          (Millions)
Revenue:
  Premiums.........................................................................  $    32.2  $    25.4
  Charges assessed against policyholders...........................................       74.9       68.2
  Net investment income............................................................      235.8      231.1
  Net realized capital gains.......................................................        5.1        0.8
  Other income.....................................................................       12.7        2.1
                                                                                     ---------  ---------
    Total revenue..................................................................      360.7      327.6
                                                                                     ---------  ---------

Benefits and expenses:
  Current and future benefits......................................................      215.1      206.4
  Operating expenses...............................................................       75.3       60.3
  Amortization of deferred policy acquisition costs................................       11.2       13.1
                                                                                     ---------  ---------
    Total benefits and expenses....................................................      301.6      279.8
                                                                                     ---------  ---------

Income before federal income taxes.................................................       59.1       47.8
  Federal income taxes.............................................................       18.8       15.6
                                                                                     ---------  ---------
Net income.........................................................................  $    40.3  $    32.2
                                                                                     ---------  ---------
                                                                                     ---------  ---------

See Condensed Notes to Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                                              MARCH 31,
                                                                                                 1995
                                                                                             ------------
                                                                                             (UNAUDITED)
                                                                                              (Millions)
ASSETS
-------------------------------------------------------------------------------------------
Investments:
  Debt securities, available for sale:
    (amortized cost $10,967.1).............................................................   $ 10,897.4
  Equity securities available for sale:
    Non-redeemable preferred stock (cost $43.3)............................................         46.3
    Investment in affiliated mutual funds (cost $221.2)....................................        221.3
  Short-term investments...................................................................         68.6
  Mortgage loans...........................................................................          9.7
  Policy loans.............................................................................        274.7
  Limited partnership......................................................................         24.5
                                                                                             ------------
    Total investments......................................................................     11,542.5
Cash and cash equivalents..................................................................        660.1
Accrued investment income..................................................................        148.5
Premiums due and other receivables.........................................................        153.4
Deferred policy acquisition costs..........................................................      1,203.7
Reinsurance loan to affiliate..............................................................        675.7
Other assets...............................................................................         24.1
Separate Account assets....................................................................      7,888.9
                                                                                             ------------
  Total assets.............................................................................   $ 22,296.9
                                                                                             ------------
                                                                                             ------------
LIABILITIES AND SHAREHOLDER'S EQUITY
-------------------------------------------------------------------------------------------
Liabilities:
  Future policy benefits...................................................................   $  3,027.0
  Unpaid claims and claim expenses.........................................................         21.9
  Policyholder's funds left with the Company...............................................      9,382.3
                                                                                             ------------
    Total insurance reserve liabilities....................................................     12,431.2
  Other liabilities........................................................................        525.8
  Federal income taxes:
    Current................................................................................         13.8
    Deferred...............................................................................        151.7
  Separate Accounts liabilities............................................................      7,888.9
                                                                                             ------------
    Total liabilities......................................................................     21,011.4
                                                                                             ------------
Shareholder's equity:
  Common capital stock, par value $50 (100,000 shares authorized;
   55,000 shares issued and outstanding)...................................................          2.8
  Paid-in capital..........................................................................        407.6
  Net unrealized capital losses............................................................        (32.3)
  Retained earnings........................................................................        907.4
                                                                                             ------------
    Total shareholder's equity.............................................................      1,285.5
                                                                                             ------------
    Total liabilities and shareholder's equity.............................................   $ 22,296.9
                                                                                             ------------
                                                                                             ------------

See Condensed Notes to Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                                      THREE MONTHS
                                                                                    ENDED MARCH 31,
                                                                                  --------------------
                                                                                    1995       1994
                                                                                  ---------  ---------
                                                                                      (UNAUDITED)
                                                                                       (Millions)

Shareholder's equity, beginning of period.......................................  $ 1,088.5  $ 1,246.7
Net change in unrealized capital gains (losses).................................      156.7      (74.1)
Net income......................................................................       40.3       32.2
                                                                                  ---------  ---------
Shareholder's equity, end of period.............................................  $ 1,285.5  $ 1,204.8
                                                                                  ---------  ---------
                                                                                  ---------  ---------

See Condensed Notes to Financial Statements.

           AETNA LIFE INSURANCE AND ANNUITY COMPANY AND SUBSIDIARIES
         (A WHOLLY OWNED SUBSIDIARY OF AETNA LIFE AND CASUALTY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     THREE MONTHS
                                                                                   ENDED MARCH 31,
                                                                                 --------------------
                                                                                   1995       1994
                                                                                 ---------  ---------
                                                                                     (UNAUDITED)
                                                                                      (Millions)
Cash Flows from Operating Activities:
  Net income...................................................................  $    40.3  $    32.2
  Adjustments to reconcile net income to net cash provided by operating activities:
  (Increase) decrease in accrued investment income.............................       (6.3)      12.6
  Decrease in premiums due and other receivables...............................       10.9       12.5
  Increase in policy loans.....................................................      (26.0)      (7.8)
  Increase in deferred policy acquisition costs................................      (31.7)     (16.7)
  Decrease in reinsurance loan to affiliate....................................       14.6        8.7
  Net increase in universal life account balances..............................       44.5       28.0
  Increase (decrease) in other insurance reserve liabilities...................       20.5       (1.2)
  Net decrease in other liabilities and other assets...........................      113.3       14.1
  Decrease in federal income taxes liability...................................       16.3        0.5
  Net accretion of discount debt securities....................................      (15.5)     (25.1)
  Net realized capital gains...................................................       (5.1)      (0.8)
  Other, net...................................................................        1.5       (0.2)
                                                                                 ---------  ---------
    Net cash provided by operating activities..................................      177.3       56.8
                                                                                 ---------  ---------
Cash Flows from Investing Activities:
  Proceeds from sales of:
    Debt securities available for sale.........................................      965.3      165.8
    Equity securities..........................................................       66.7         --
  Investment maturities and collections of:
    Debt securities for sale...................................................      104.3      606.2
    Short-term investments.....................................................       30.0        3.5
  Cost of investment purchases in:
    Debt securities............................................................   (1,427.6)  (1,077.4)
  Equity securities............................................................      (98.1)     (22.3)
    Short-term investments.....................................................       (0.5)     (25.0)
                                                                                 ---------  ---------
    Net cash used for investing activities.....................................     (359.9)    (349.2)
                                                                                 ---------  ---------
Cash Flows from Financing Activities:
  Deposits and interest credited for investment contracts......................      497.7      501.0
  Withdrawals of investment contracts..........................................     (278.3)    (290.0)
                                                                                 ---------  ---------
    Net cash provided by financing activities..................................      219.4      211.0
                                                                                 ---------  ---------
Net increase (decrease) in cash and cash equivalents...........................       36.8      (81.4)
Cash and cash equivalents, beginning of period.................................      623.3      536.1
                                                                                 ---------  ---------
Cash and cash equivalents, end of period.......................................  $   660.1  $   454.7
                                                                                 ---------  ---------
                                                                                 ---------  ---------
Supplemental cash flow information:
  Income taxes paid, net.......................................................  $     2.5  $    15.1
                                                                                 ---------  ---------
                                                                                 ---------  ---------

See Condensed Notes to Financial Statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            ALIAC GUARANTEED ACCOUNT
-----------------------------------------------------------------
-----------------------------------------------------------------

                                   PROSPECTUS
                               DATED MAY 1, 1995
                       As Supplemented on August 18, 1995

                                       a

                   Aetna Life Insurance and Annuity Company*
               151 Farmington Avenue, Hartford, Connecticut 06156
                           Telephone: 1-800-531-4547
                  *One of the AETNA LIFE & CASUALTY companies

79118-2                                                                     1/96
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